UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Shyft Group, Inc.
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April 9, 2021

To Our Shareholders:

You are cordially invited to attend the annual meeting of shareholders of The Shyft Group, Inc. on Wednesday, May 19, 2021, at 10:00 a.m. Eastern Daylight Time. The meeting will be held by means of remote communication only via the Internet at www.virtualshareholdermeeting.com/SHYF21.

At the annual meeting, we will vote on a number of important matters, as listed in the enclosed Notice of Annual Meeting of Shareholders and as described in detail in the enclosed proxy statement. In addition, you will hear a report on The Shyft Group’s business activities. On the following pages, you will find the Notice of Annual Meeting of Shareholders and the proxy statement. We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the annual meeting.

It is important that your shares be represented at the annual meeting, regardless of how many shares you own. Whether or not you plan to attend the virtual annual meeting, please sign, date, and return the enclosed proxy card as soon as possible or vote by Internet following the instructions on the proxy card. Sending a proxy card or voting by Internet prior to the meeting will not affect your right to vote if you attend the virtual meeting.

Sincerely, Daryl M. Adams President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

You are cordially invited to attend the 2021 annual meeting of shareholders of The Shyft Group, Inc. The meeting will be held on Wednesday, May 19, 2021, at 10:00 a.m., Eastern Daylight Time, by means of remote communication via the Internet at www.virtualshareholdermeeting.com/SHYF21. At the meeting, you will be invited to:

(1)	vote on the election of three directors to three-year terms expiring in 2024;

(2)	vote on the ratification of the appointment of BDO USA, LLP as The Shyft Group's independent registered public accounting firm for the current fiscal year;

(3)	participate in an advisory vote to approve the compensation of our executives; and

(4)	transact such other business as may properly come before the annual meeting.

You may vote at the meeting only if you were a shareholder of record of The Shyft Group common stock at the close of business on March 22, 2021. Please note that this year’s annual meeting will be held via the Internet only.

We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 19, 2021: Our proxy statement, proxy card, and annual report to shareholders (including Form 10-K) are available on the Internet at www.proxyvote.com. You may also contact Juris Pagrabs at (517) 997-3862 or Juris.Pagrabs@TheShyftGroup.com to request these materials.

Sincerely,
Novi, Michigan April 9, 2021	Ryan L. Roney Secretary

Your vote is important. Even if you plan to attend the meeting,

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

i

THE SHYFT GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 19, 2021

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

In this proxy statement, “we,” “us,” “our,” the “Company,” “The Shyft Group,” and “Shyft” refer to The Shyft Group, Inc., and “you” and “your” refer to shareholders of The Shyft Group.

Frequently Asked Questions About the Annual Meeting

Where and when is the annual meeting?

Our annual meeting will be held on Wednesday, May 19, 2021, at 10:00 a.m. (Eastern Daylight Time) by means of remote communication via the Internet at www.virtualshareholdermeeting.com/SHYF21. If you need help accessing the annual meeting, please contact Juris Pagrabs at (517) 997-3862 or at Juris.Pagrabs@TheShyftGroup.com.

Who can vote at the annual meeting?

You are entitled to vote your shares of common stock at our annual meeting if you were a stockholder at the close of business on March 22, 2021, the record date for our annual meeting.

The total number of shares of common stock outstanding and entitled to vote on March 22, 2021 was 35,246,421. Holders of common stock have the right to one vote for each share registered in their names as of the close of business on the record date.

What is the quorum requirement for the annual meeting?

In order to conduct business at our annual meeting, a quorum must be present. The presence in person or by proxy of stockholders holding a majority of the outstanding shares of common stock entitled to vote is necessary for a quorum at the meeting. If a quorum is not present, a vote cannot occur, and our annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Proxies voted as “withheld,” abstentions, and broker non-votes are counted for the purpose of determining whether a quorum is present.

The shareholders present at the meeting, in person or represented by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum. If there is not a quorum at the meeting, we expect to adjourn the meeting to solicit additional proxies.

How do I know whether I am a registered shareholder or a beneficial shareholder?

You are a registered shareholder if your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company.

You are a beneficial shareholder if your shares are held in an account at a bank, broker or other holder of record (also referred to as holding shares “in street name”).

How do I participate in the annual meeting?

In order to participate in this year’s annual meeting and submit your questions during the meeting, please visit www.virtualshareholdermeeting.com/SHYF21. You will need to enter the control number shown on your proxy card.

What is the effect of not casting my vote?

If you are a registered shareholder and you do not vote your shares, your shares will not be taken into consideration in determining the outcome of the matters that are acted upon.

If you are a beneficial shareholder and you do not instruct your bank or broker how to vote your shares, under Nasdaq rules, your bank or broker will only be able to vote your shares on the ratification of BDO USA, LLP as our independent registered public accounting firm. Your bank or broker will not be able to vote your shares on any other matter to be voted upon.

How do I vote my shares?

Registered shareholders may vote in one of three ways:

●   Vote by Mail: If you are a shareholder of record (that is, your common stock is registered directly in your name with our transfer agent, American Stock Transfer & Trust Co.), you may vote by returning the enclosed proxy card. If you properly complete, sign, date, and return your proxy card in the enclosed postage-paid envelope so that we receive it before the meeting, the shares of our common stock represented by your proxy card will be voted at the annual meeting and any adjournment of the annual meeting, so long as you do not revoke the proxy before or at the meeting.

●    Vote by Internet: Go to the website listed on your proxy card to vote by Internet. You will need to follow the instructions on your proxy card and the website.

●    Vote by Telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions on your proxy card and the voice prompts.

If you vote by Internet or by telephone, your electronic vote authorizes the named proxies to vote on your behalf in the same manner as if you completed, signed, dated, and returned your proxy card. If you vote by Internet or by telephone, you do not need to return your proxy card.

If you are a beneficial shareholder, you should receive instructions from your bank, broker, or other holder of record that you must follow in order to have your shares voted.

Can I change my vote after I have voted?

Proxies are revocable at any time before they are exercised at our annual meeting. If you are a registered shareholder and you originally voted by mail, Internet, or telephone, you may revoke your proxy by:

●       completing and returning a timely and later-dated proxy card,

●       casting a subsequent vote via the Internet or by telephone, or

●       contacting Ryan Roney, Secretary of the Company, at the following address to notify him that your proxy is revoked:

The Shyft Group, Inc.

41280 Bridge Street

Novi, Michigan 48375

Email: Ryan.Roney@TheShyftGroup.com

Fax: (517) 543-5403

If you are a beneficial shareholder, you must follow the directions provided by your bank, broker, or other holder of record to change or revoke any prior voting instructions.

Your last vote properly received before the polls are closed at the meeting is the vote that will be counted.

What are my voting options and how does the Board of Directors recommend that I vote?

Proposal		Voting Options	Required Vote	Board of Directors Recommendation
1.	Election of Directors	For All, Withhold All, or For All Except Any Individual Nominee(s)	Plurality	For All
2.	Ratification of the appointment of BDO USA, LLP	For, Against, or Abstain	Majority of Shares Voted at Meeting	For
3.	Advisory vote to approve the compensation of our Named Executive Officers	For, Against, or Abstain	-	For

We do not know of any other matters to be presented for consideration at the annual meeting. In the absence of instructions, proxies will be voted in accordance with the recommendation of the Board of Directors of the Company with respect to all proposals and in accordance with the best judgment of the individuals named as proxies with respect to any other matter properly brought before the meeting.

What vote is required to approve each proposal?

Proposal 1 - Election of Directors. Under Michigan law and our bylaws, directors are elected by a plurality of the shares voting. This means that the nominees who receive the most votes will be elected to the open director positions. However, pursuant to our Corporate Governance Principles, because this is an uncontested election of directors (i.e., the number of persons nominated for election is equal to the number of directors to be elected), any nominee for director who receives a greater number of votes "withheld" for their election than votes "for" such election is required to promptly tender their offer of resignation to the Chairman of the Board. Our Corporate Governance and Nominating Committee will promptly consider the resignation offer and recommend to the Board whether to accept or reject it. The Board will then make a final decision not later than 90 days following the date of the shareholder meeting at which the election occurred. In counting votes on the election of directors, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Proposal 2 - Ratification of Independent Auditors. The proposal to ratify the appointment of BDO USA, LLP as The Shyft Group's independent registered public accounting firm for the current fiscal year will be approved if a majority of the shares voted at the meeting are voted in favor of the proposal. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Proposal 3 - Advisory Vote to Approve Executive Compensation. The proposal to approve the compensation of our executives, as described in this proxy statement, is an advisory vote only. The Company will disclose the results of this vote, but is not required to take action based upon the outcome of this vote. However, the Human Resources and Compensation Committee of the Board intends to consider the outcome of the vote when considering future executive compensation arrangements.

Who is soliciting this proxy?

This proxy statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by the Board of Directors of The Shyft Group for use at the annual meeting and any adjournment of the meeting.

Who is paying the expenses of this proxy solicitation?

The Company will pay all expenses in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting. We will also pay banks, brokers, or other holders of record their out-of-pocket and reasonable clerical expenses incurred in sending our proxy materials to beneficial owners for the purpose of obtaining their proxies.

How will the Company solicit proxies?

We will primarily solicit proxies by mail; however, certain of our directors, officers, or employees may solicit by telephone, electronically, or by other means of communication. Our directors, officers, and employees will receive no additional compensation for any such solicitation. We do not expect to engage any paid solicitors to assist us in the solicitation of proxies.

Corporate Governance Highlights

The Board of Directors of the Company is responsible for providing guidance and oversight of the strategic and operational direction of the Company and overseeing the Company's executive management. These tasks ensure that the Company operates in ways that support the long-term interest of our stockholders. The following is a list of governance features that demonstrate the Company's commitment to success, transparency, and accountability:

✔ Strong board independence (9 of 10)	✔ Mandatory retirement age of 74
✔ Majority vote policy in uncontested director elections	✔ Stock ownership requirements
✔ Periodic performance evaluations	✔ Executive pay with annual and long-term incentives
✔ Strong shareholder engagement practices	✔ Clawback policy
✔ Separate Chairman and CEO roles	✔ No hedging by executive officers or directors of equity
✔ Independent Chairman	✔ Strong relevant industry experience

Executive Compensation Highlights

The Company’s executive compensation philosophy is to provide competitive levels of compensation and incentives to achieve strong financial performance. The Company’s executive compensation policies are designed to achieve the following five primary objectives:

●	Attract and retain qualified management;

●	Align the interests of management with those of shareholders to encourage achievement of continuing increases in shareholder value;

●	Align management’s compensation with the achievement of The Shyft Group's annual and long-term performance goals;

●	Reward excellent corporate performance; and

●	Recognize individual and team initiatives and achievements.

Key Executive Compensation Practices

●   Long-Term Equity-Based Compensation. Encourage long-term investment in the Company by participating executives and employees, more closely align executive and shareholder interests, and reward executive officers and other employees for building shareholder value.

●    Performance-Based. Significant portion of target pay is variable and based on performance (79% for our CEO and between 57% and 62% for our other named executives for 2020).

●    Annual Cash Incentive. Encourage achievement of top priority financial and nonfinancial goals.

●    Base Salary. Set competitive salary levels to attract and retain well-qualified executives. Set compensation levels at median market rates, considering responsibilities of the position, expertise, Company performance, and other relevant factors.

●    Benchmarking. Compare executive compensation and Company performance to relevant peer group companies to remain competitive.

●   Annual Advisory Vote to Approve Compensation. Provide transparency to  shareholders, increase accountability of directors to shareholders, and maintain alignment with Company objectives and performance.

●   No Hedging. Ensure accountability to the full risks and rewards of ownership of Company stock and maintain alignment with the long-term interests of the shareholders.

●    Pricing and Timing of Equity Awards. Set exercise price for awards equal to the closing market price on the grant date or an average of the closing market prices over a period of time prior to the grant date. No backdating of awards or timing of the release of public information in any way that would take advantage of the disclosure.

●   Clawback. Retract incentive compensation awards if made to an executive as the result of a material misrepresentation.

Proposal: Election of Directors

Nominees for Election

The Board of Directors proposes that the following individuals be elected as directors of The Shyft Group for three-year terms expiring at the annual meeting of shareholders to be held in 2024:

Daryl M. Adams

Thomas R. Clevinger

Paul A. Mascarenas

Each nominee is presently a director of The Shyft Group whose term will expire at the annual meeting. Biographical information concerning the nominees appears below under the heading “The Shyft Group's Board of Directors and Executives,” beginning on page 9.

The persons named as proxies in the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to continue serving as directors of The Shyft Group. However, if any or all of the nominees become unable to serve or otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may or may not select a substitute nominee or nominees. If any substitute nominees are selected, the shares represented by your proxy card will be voted for the election of the substitute nominee(s), unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for more than three nominees.

Your Board of Directors recommends that you vote FOR the election of each nominee.

Ownership of The Shyft Group Stock

Five Percent Shareholders

The following table sets forth information as to each person or other entity (including any group) known to The Shyft Group to have been the beneficial owner of more than 5% of The Shyft Group's outstanding shares of common stock as of March 22, 2021:

Name and Address of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	2,380,160	2,433,285	--	2,433,285	6.90%
The Rayburn Group(2) 1526 Ute Blvd., Suite 209, Room 6 Park City, Utah 84068	1,930,000	1,930,000	--	1,930,000	5.48%
Dimensional Fund Advisors LP(3) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,779,363	1,860,961	--	1,860,961	5.28%

(1)	Based on information regarding the reporting person’s beneficial ownership as of December 31, 2020, as set forth in an amendment to Schedule 13G filed with the SEC on February 1, 2021.

(2)

Based on information regarding the reporting person’s beneficial ownership as of December 4, 2015, as set forth in a Schedule 13G filed with the SEC on December 14, 2015. The reporting person also disclosed an additional 70,000 shares (in addition to those disclosed in the table above) owned by Alexander C. McAree, the portfolio manager for the reporting person.

(3)	Based on information regarding the reporting person’s beneficial ownership as of December 31, 2020, as set forth in a Schedule 13G filed with the SEC on February 16, 2021.

Security Ownership of Board and Management

The following table sets forth the number of shares of common stock that each of The Shyft Group's directors and nominees for director, each of the named executive officers, as that term is defined in the Summary Compensation Table below (referred to in this proxy statement as our “named executives”), and all directors and executive officers (including all named executives) as a group beneficially owned as of March 22, 2021:

	Amount and Nature of Beneficial Ownership(1)
	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership	Percent of Class
James A. Sharman	103,421	-	103,421	*
Thomas R. Clevinger	39,217	-	39,217	*
Richard F. Dauch	99,018	-	99,018	*
Michael Dinkins	1,740	-	1,740	*
Angela K. Freeman	12,548	-	12,548	*
Ronald E. Harbour	63,883	-	63,883	*
Paul A. Mascarenas	41,317	-	41,317	*
Terri A. Pizzuto	1,397	-	1,397	*
Mark B. Rourke	1,397	-	1,397	*
Daryl M. Adams	464,343	-	464,343	1.32%
Jonathan C. Douyard	30,384	-	30,384	*
Todd A. Heavin	30,221	-	30,221	*
Chad M. Heminover	28,245	-	28,245	*
Stephen K. Guillaume	61,714	-	61,714	*
All directors and executive officers as a group (15 persons)(4)	1,016,386	-	1,016,386	2.88%

*Less than 1%.

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2)	These numbers include unvested restricted shares and restricted stock units (RSUs), which are detailed in the tables on pages 37 and 43 below for the officers and the directors, respectively.

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

(4)	These numbers include shares owned by each person named in the table as well as our executive officer not included in the table (Ryan L. Roney).

Our directors and executives are required to maintain certain minimum levels of ownership of our stock. Please see “Risk Mitigation – Director and Executive Stock Ownership Requirements” on page 33 below for more information.

The Shyft Group's Board of Directors and Executives

The Shyft Group's Board of Directors currently consists of 10 directors. The Board of Directors is divided into 3 classes, with each class as nearly equal in number as possible. Each class of directors serves a successive 3-year term.

Biographical information concerning The Shyft Group's directors (including the persons who are nominated for election to the Board of Directors) and executives is presented below.

Nominees for Election as Directors with Terms Expiring in 2024

Daryl M. Adams (age 59) joined the Company as the Chief Operating Officer on July 31, 2014, and on December 10, 2014, was named President and CEO (effective February 19, 2015) and appointed to the Board of Directors. Prior to joining The Shyft Group, Mr. Adams served for seven years as CEO of Midway Products Group, a privately held Tier One automotive supplier. Prior to that, he held a succession of management positions over a 17-year career with Lear Corporation, including senior leadership and international roles in Lear’s North American and European operations. Mr. Adams holds a Master of Business Administration degree from Michigan State University and a Bachelor of Science degree in Industrial Management and Manufacturing from Lawrence Technological University. He serves on the boards of the Lansing Economic Area Partners and the Detroit Safety Foundation. Mr. Adams is an active member of Business Leaders for Michigan and various other state leadership and manufacturing associations. He is committed to extending awareness and education of skilled trades positions and academic programs. As the current President and CEO of the Company, Mr. Adams’ participation on The Shyft Group Board of Directors is of critical importance, providing the remaining members a clear perspective into the Company’s operations and strategic direction.

Thomas R. Clevinger (age 68) was appointed to the Board of Directors on April 6, 2018. Since 2016, Mr. Clevinger has served as the CEO and Managing Partner of Cornerstone Growth Advisors, LLC, a consulting firm that focuses on strategic growth initiative advisory services, namely for the automotive and commercial vehicles industries. From 2010 to 2016, Mr. Clevinger served as Senior Vice President/Managing Director – Global at Navistar, Inc., where he managed all lines of business outside the U.S. and Canada. Prior to his work at Navistar, Mr. Clevinger served from 1995 to 2010 in various senior leadership roles at PACCAR, Inc. where he oversaw global sales and distribution operations for parts and service support. Mr. Clevinger holds a Bachelor of Science in Business and a Master of Arts in Leadership and Organizational Development, both from the City University of Seattle. Mr. Clevinger brings with him a wealth of expertise in global commercial vehicle sales and support, with an emphasis in aftermarket parts and service sales and distribution.

Paul A. Mascarenas (age 59) joined the Board of Directors effective June 1, 2018. Mr. Mascarenas’ career spanned 32 years at Ford Motor Company where from 2011 to 2014 he served as Chief Technical Officer and Vice President of Research and Advanced Engineering, and from 2007 to 2011 he served as Vice President, Global Engineering. Mr. Mascarenas currently serves on the boards of the United States Steel Corporation (NYSE: X), Borg Warner (NYSE: BWA), and ON Semiconductor Corporation (NASDAQ: ON), and serves as a Venture Partner with Fontinalis Partners LLP. The Company believes Mr. Mascarenas’ experience in the automotive industry and his technical background adds valuable expertise to the Board.

Directors with Terms Expiring in 2022

Richard F. Dauch (age 60) has been a Director since 2010. Mr. Dauch served as the CEO of Delphi Technologies, a global technology leader in vehicle propulsion systems, from 2019 through October 2020. Prior to joining Delphi, in 2011 Dauch became President and CEO of Accuride Corporation, a manufacturer and supplier of commercial vehicle components. Prior to that, he served as the President and CEO of global mechanical fastener supplier Acument Global Technologies, Inc. headquartered in Troy, Michigan. Mr. Dauch held prior leadership roles during a 13-year career at American Axle & Manufacturing, as well as at United Technologies Carrier Corporation, after concluding a 7-year career in the United States Army. Mr. Dauch previously served as a member of the Board of Directors of Accuride Corporation, a former SEC registrant and as the Chairman of the Heavy Duty Business Forum. He serves as a Board member of DHC Acquisition Corp., a special purpose acquisition company (SPAC) focused on the technology, aerospace/defense, enterprise software, automotive supply chain, consumer, and ecommerce sectors (NASDAQ: DHCAU), and on the Board of Directors of the Army Football Club at West Point. Mr. Dauch is a graduate of the United States Military Academy at West Point and the MIT “Leaders For Manufacturing” program. Mr. Dauch’s 30-plus years of cumulative leadership experience in a broad range of disciplines allow him to provide valuable insight and experience to the Board.

Ronald E. Harbour (age 64) has been a Director since 2009. Mr. Harbour serves as Senior Advisor – Global Automotive Manufacturing for Oliver Wyman, a global management consulting firm. He was the President of Harbour Consulting prior to its acquisition by Oliver Wyman in 2007. Mr. Harbour serves on the Board of Lincoln Educational Services Corporation, a public company providing schooling for automotive repair skills (NASDAQ: LINC), Detroit Cristo Rey, a non-profit private school, and on the Advisory Council of the Western Michigan University Haworth College of Business. Mr. Harbour previously served on the Board of Directors of Noble International, Ltd., an SEC registrant, and three privately held automotive companies: U.S. Manufacturing, a manufacturer of axles; Empire Electronics, a manufacturer of wire harnesses; and Techform, a manufacturer of vehicle hardware. Over his 35-plus years of experience as a management consultant, Mr. Harbour has gained a deep and broad knowledge of the automotive industry and particular expertise in the various unique management and operational issues facing participants in the industry, along with experience in the electronics, food, aerospace and furniture industries.

Terri A. Pizzuto (age 62) was appointed to the Board effective January 4, 2021. Ms. Pizzuto served as a financial officer for Hub Group, Inc., a multi-billion-dollar public company offering comprehensive transportation and logistics management solutions, for 18 years including the last 13 years as CFO. Prior to Hub Group, Ms. Pizzuto was an audit professional at Arthur Andersen LLP for 22 years, including the last 6 years as an audit partner. Ms. Pizzuto is an expert in financial accounting and public company reporting, as well as in SEC regulatory compliance. She has extensive experience in audit committee matters and board communications. In addition, she has deep skills and experience in corporate strategy and development, information technology and systems of internal control.

James A. Sharman (age 62) is the current Chairman of the Board of Directors. He was appointed as a Director in January 2016 and has served as Chairman since the 2017 annual meeting of shareholders. Mr. Sharman is President of GoHealth, a leading provider of technology and service solutions for the health care and insurance industries (NASDAQ: GOCO). From 2014 until he joined GoHealth in 2017, Mr. Sharman served as Chief Operating Officer of Coyote Logistics, a freight broker and logistics services provider and a wholly-owned subsidiary of United Parcel Service. From 2006 through 2014, Mr. Sharman served as Managing Partner of Truecast Capital, LLC, an investment firm. His work history includes President and CEO of World Kitchen, Inc. and Rubicon Technology, Inc. He was Senior Vice President of Global Supply Chain for CNH as well as Vice President and General Manager, Latin America, for the Case Corporation. He served as the Commanding Officer of an Engineering Company in the United States Army and was an Assistant Professor at the United States Military Academy, West Point. Mr. Sharman is a graduate of the United States Military Academy at West Point and Duke’s Fuqua School of Business. Mr. Sharman’s extensive business experience, including international management experience, allows him to provide valuable insight to the Board.

Directors with Terms Expiring in 2023

Michael Dinkins (age 67) was appointed to the Board of Directors effective December 1, 2020. Mr. Dinkins brings nearly three decades of executive financial experience, serving as Chief Financial Officer and Chief Executive Officer at a number of publicly traded companies, including Integer Holdings Corp and Hilb, Rogal, & Hobbs Co. He currently serves as President and Chief Executive Officer of Dinkins Financial, which assists private equity firms in building portfolios through acquisitions. Mr. Dinkins began his career at General Electric, where he spent 17 years and held multiple financial roles across the company. He is National Association of Corporate Directors (NACD) Directorship Certified™ and has served on the board of directors for several publicly traded companies. He currently serves on the boards of Crane Co., a manufacturer of highly engineered industrial products (NYSE: CR), and Community Health Systems, operators of general acute care hospitals (NYSE: CYH). Mr. Dinkins also serves on the board of the National Council on Compensation Insurance, a non-profit insurance rating and data collection bureau specializing in workers' compensation. Mr. Dinkins' vast financial expertise, diverse career experience, and unique perspectives are valuable additions to the Company's Board.

Angela K. Freeman (age 53) was appointed to the Board of Directors in August of 2019. Ms. Freeman serves as the Chief Human Resources & ESG Officer at C.H. Robinson (NASDAQ: CHRW), one of the world’s largest third party logistics providers with annual revenues of $15.3 billion. At C.H. Robinson, Ms. Freeman leads the company’s global talent, sustainability, and corporate responsibility strategies. She has been with the company for over 20 years and prior to her current role led Investor Relations, Marketing, and Public Affairs. In addition, she serves as the President of the C.H. Robinson Foundation, the company’s philanthropic affiliate. Ms. Freeman also serves on the Board of the University of North Dakota Alumni Association & Foundation. Ms. Freeman holds a Master of Science degree in Comparative Politics from the London School of Economics, in addition to a Bachelor of Arts in Political Science and a Bachelor of Science in Secondary Education from the University of North Dakota. Ms. Freeman’s experience and expertise with leading human resources, including executive compensation, as well as ESG matters and investor relations at a publicly traded company, add important elements to our Board of Directors.

Mark B. Rourke (age 56) was appointed to the Board of Directors effective January 4, 2021. Mr. Rourke currently serves as President, CEO, and director of Schneider National Inc. (NYSE: SNDR), a publicly traded provider of truckload, intermodal, and logistics services, managing a fleet of 9,100 company trucks and 58,000 trailers and containers throughout North America. Since starting his career with Schneider National in 1987, he has served in a series of leadership positions of increasing responsibility, including roles as executive vice president and COO, which he held prior to his appointment to President and CEO in 2019. Mr. Rourke's leadership role at a public company within the trucking industry positions him to make valuable contributions to the Board of Directors and the Company's strategic direction.

Executive Officers Who Are Not Directors

Jonathan C. Douyard (age 41) joined The Shyft Group as Chief Financial Officer effective March 17, 2020. Mr. Douyard most recently served as the vice president of finance and CFO of Fluke Corporation, an operating company within Fortive, a Danaher Industrial spin-off. In that role, he oversaw the finance and IT functions at Fluke. He has experience building and leading teams, executing corporate strategy and completing strategic acquisitions. Prior to joining Fluke, he held key financial leadership positions at Sikorsky Aircraft, a United Technologies Company; and General Electric. Mr. Douyard holds a Bachelor of Science in Finance from Bentley University.

Stephen K. Guillaume (age 53) was appointed as President of the Specialty Vehicles business unit effective May 11, 2015. Mr. Guillaume joined The Shyft Group in January 2015 as Vice President of New Business Development and Joint Ventures. In this role, Mr. Guillaume was responsible for managing Shyft's joint ventures and leading business development initiatives across the organization. Prior to joining the Company, Mr. Guillaume held a succession of management positions over a 24 year career with Navistar, a leading manufacturer of commercial trucks, busses, defense vehicles and engines, most recently as General Manager of Navistar Commercial Trucks, a position he held from 2010 through 2014. Mr. Guillaume began his career at Navistar in finance and accounting, before progressing into a plant controller role and later positions in business development and general management. Mr. Guillaume holds a Master of Business Administration degree from Northwestern University’s Kellogg School of Management and a Bachelor of Business Administration degree from Baylor University.

Todd A. Heavin (age 59) joined the Company as Chief Operating Officer in June 2019. Prior to joining the Company, Mr. Heavin led the Casting Division for American Axle & Manufacturing. During his nine-year career at American Axle, he served as Senior Vice President & Chief Operating Officer and Division President. Prior to his work at American Axle, Mr. Heavin held executive positions at Formtech LLC and Intermet Corporation, as well as leadership positions at Delphi Automotive and United Technologies Automotive Division.

Chad M. Heminover (age 44) joined Shyft as the Vice President of Operations and Business Development in December 2017, and was appointed as the President of the Fleet Vehicles and Services business unit shortly thereafter, in May 2018. Mr. Heminover brings with him a wealth of experience and success across several domestic and international business turnaround efforts, mergers and acquisitions, and major product launches. He has led teams in the areas of finance, product management, manufacturing, and program management, to name a few. Prior to joining Shyft, Mr. Heminover served as a Business Unit President for Taylor Corporation, one of the largest print and communications services providers in the U.S. Mr. Heminover’s dynamic leadership style, innovative nature, and wide-spanning strategic inputs bring immense value to the business. Mr. Heminover earned his Bachelors of Science Degree in Finance from Minnesota State University.

Ryan L. Roney (age 48) joined The Shyft Group in April 2017 serving as the Company’s Chief Counsel. In July 2018, Ryan was promoted to Chief Legal Officer and Corporate Secretary. Mr. Roney’s career spans more than 20 years, during which time he has held several executive and leadership positions in public and private companies. His background includes domestic and global experience in both the manufacturing and non-manufacturing sectors. For more than a decade, Mr. Roney served as the global General Counsel for Smiths Detection, an anti-terrorism technology company that manufactures specialty vehicles and products to secure ports and borders around the world. He most recently served as Executive Vice President, Chief Administrative and Legal Officer for one of the nation’s largest, publicly traded, post-secondary proprietary educational institutions. In addition to his legal background, Mr. Roney has also served in a variety of business roles, including Executive Vice President of Business Development, President, and CEO. He is the founder of a non-profit organization that designed a method to deliver warm, purified water to people in need across the globe, and serves as a senior advisor to the National Warrior Foundation, an organization dedicated to assisting veterans returning from Iraq and Afghanistan. Mr. Roney earned his law degree from Pepperdine School of Law, where he graduated magna cum laude.

Board Meetings, Annual Meeting, and Committees

The Shyft Group's Board of Directors held eight meetings during 2020. Except for Mr. Harbour, each incumbent director who served as a director during 2020 attended at least 75% of the aggregate of (1) the total number of Board of Directors meetings (held during the periods they served on the Board) and (2) the total number of meetings held by all committees of the Board of Directors on which they served (held during the periods they served on such committees). Pursuant to the Company’s Corporate Governance Principles, the Company expects all directors to participate in the annual shareholder meeting, and typically all directors do attend the annual shareholder meeting. At the time of our 2020 annual meeting of shareholders, we had nine directors, and all of them attended the annual meeting. Independent directors also meet regularly in executive sessions without the presence of management.

The Board of Directors has three standing committees: Audit Committee, Human Resources and Compensation Committee, and Corporate Governance and Nominating Committee. Membership on each of the committees is as follows:

Director	Audit Committee	Human Resources and Compensation Committee	Corporate Governance and Nominating Committee	Independent Director(1)
James A. Sharman	✔		✔	✔
Daryl M. Adams
Thomas R. Clevinger	✔			✔
Richard F. Dauch	✔(2)	✔		✔
Michael Dinkins	Chair(2)		✔	✔
Ronald E. Harbour		✔		✔
Paul A. Mascarenas		✔	Chair	✔
Angela K. Freeman		Chair	✔	✔
Terri A. Pizzuto	✔(2)			✔
Mark B. Rourke		✔		✔
Number of meetings held in 2020	14	7	4	✔

(1)

The directors indicated are independent as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Members of the Audit Committee also satisfy applicable SEC independence standards for audit committee members.

(2)	Messrs. Dinkins and Dauch and Ms. Pizzuto are audit committee financial experts, as such term is defined in SEC rules.

Audit Committee. The primary purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to: the Company's financial statements and the accounting and financial reporting process; the Company's systems of internal accounting and financial controls; the qualification and independence of its independent registered public accounting firm; the annual independent audit of the Company's financial statements; legal and regulatory compliance; and ethics issues. Among other things, the Audit Committee oversees the integrated audit of the financial statements and internal control over financial reporting and is directly responsible for the selection, appointment, compensation, retention, and oversight of the work of the independent registered public accounting firm engaged by the Company, and exercises direct oversight of the Company’s internal audit function, including with respect to any internal audit services provided by consultants or other outside resources to assist in the internal audit process. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors that is available for viewing at the Company’s website, www.TheShyftGroup.com.

The Audit Committee has a pre-approval policy related to the audit and non-audit services performed by the independent registered public accounting firm. All services provided by the independent registered public accounting firm engaged by the Company are within general pre-approval limits or, up to a certain dollar amount, approved by the Chairman of the Audit Committee, who must communicate the approval to the full Audit Committee or, above a certain dollar amount, approved by the full Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service.

The Audit Committee meets the definitions of an “audit committee” under applicable Nasdaq and SEC rules.

Human Resources and Compensation Committee. The responsibilities of the Human Resources and Compensation Committee include exercising oversight over the development of competitive compensation plans that ensure the attraction, retention, and motivation of key employees, as well as recommending the cash and other incentive compensation to be paid to the Company's executive officers and Board members. In addition, the Human Resources and Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors regarding stock incentives awarded under the Company's stock incentive plan, reviewing all material proposed stock incentive plan changes, and determining the employees to whom stock incentives will be granted, the number of shares covered by stock incentives, and the terms and other matters associated with equity-based compensation awards.

The Human Resources and Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Human Resources and Compensation Committee charter is available on our website, www.TheShyftGroup.com. For specific information regarding the processes and procedures of the Human Resources and Compensation Committee, see the “Compensation Discussion and Analysis” section of this proxy statement.

The Human Resources and Compensation Committee has reviewed all components of the Chief Executive Officer’s compensation and the compensation of the named executives, as reflected in the Summary Compensation Table set forth below, including salary, bonuses, equity and other incentive compensation, and the dollar value to the executive and the cost to the Company of all perquisites and other personal benefits.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee develops and recommends to the Company's Board of Directors criteria for the selection of candidates for director, seeks out and receives suggestions concerning possible candidates, reviews and evaluates the qualifications of possible candidates, and recommends to the Board of Directors candidates for vacancies occurring from time to time and for the slate of directors to be proposed on behalf of the Board of Directors at each annual meeting of shareholders. In addition to its responsibilities regarding director nominations, the Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its responsibility to the shareholders and in complying with applicable rules and regulations relating to corporate governance. Specifically, the Corporate Governance and Nominating Committee develops and recommends corporate governance principles that address Board independence and leadership, Board size and composition, meetings and committee structure, and other governance matters. In addition, the committee reviews the Company’s adherence to established corporate governance principles and provides reports and recommendations to the Board of Directors.

The Corporate Governance and Nominating Committee operates pursuant to a written charter that is available for viewing at the Company’s website, www.TheShyftGroup.com.

The Corporate Governance and Nominating Committee will consider candidates for nomination to the Board of Directors who display high character and integrity; are free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director; possess substantial and significant experience that would be of particular importance to the Company in the performance of the duties of a director; have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

In identifying candidates for directors, the Corporate Governance and Nominating Committee and the full Board of Directors also considers the potential diversity of viewpoint that a candidate would likely bring to the Board of Directors, which could be the result of the person’s background, current occupation, career history, ethnicity, gender, and other factors.

As the need to make changes or additions to the Board arises, the Corporate Governance and Nominating Committee gives consideration to the Board size, experiences, and needs. The committee may use outside resources, including consultants retained by the committee, to assist in the process of establishing the criteria for director candidates, establish a process to identify potential candidates, and assist in the introduction of potential candidates to the committee. Regardless of how they are identified, candidates must understand, accept, and value the Company's culture and history.

Nominations of candidates for election to the Board of Directors of the Company at any annual meeting of shareholders or at any special meeting of shareholders called for election of directors may be made by the Board of Directors or, pursuant to the process described below, by a shareholder of record of shares of a class entitled to vote at such annual or special meeting of shareholders. The Corporate Governance and Nominating Committee applies the same standards and qualification requirements to all director nominees, regardless of the party making the director nomination.

Shareholder Nominations of Directors. The Corporate Governance and Nominating Committee will consider nominees for election to the Board of Directors submitted by shareholders. The Company's bylaws provide that any shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of the shareholder’s intent to make a nomination or nominations has been given to the Company's Secretary by the deadline specified in the bylaws. That deadline is at least 120 days before the one-year anniversary date of the notice of the previous year’s annual meeting if the meeting is an annual meeting and not more than seven days following the date of notice of the meeting if the meeting is a special meeting at which directors will be elected. Each such notice to the Secretary must include:

●	the name, age, business address and residence of each nominee proposed in the notice;

●	the principal occupation or employment of each nominee;

●	the number of shares of capital stock of Company that each nominee beneficially owns;

●	a statement that each nominee is willing to be nominated; and

●	such other information concerning each nominee as would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominees.

Board Leadership Structure

The Company believes the leadership structure of its Board of Directors is appropriate in light of the size of the Company, its organizational structure, its strategies, and similar factors. Although Mr. Adams, our President and CEO, serves as a director, the Board of Directors is chaired by Mr. James Sharman, a non-employee director who meets Nasdaq standards for being an independent director. The Company believes this separation of responsibility is appropriate in order to provide independent Board oversight of and direction for the Company’s executive management team, led by Mr. Adams. The Company has maintained this leadership structure (i.e., with separate individuals serving as the President/CEO and Chairman of the Board) since 2002.

Board’s Role in Oversight of Risk

The Company believes the Board plays an appropriate role in the risk oversight of the Company and its business. The Board’s risk oversight function is largely carried out through the Board’s independent oversight of the executive management team and, in particular, its oversight of the various operational, industry, economic, and other risk factors faced by the Company. The Board is an active Board that meets regularly with consistent input from all directors. All directors except for Mr. Adams have been determined to meet the independence standards of applicable Nasdaq rules. In addition, the Company believes that the strength and experience of its directors is important to their independent oversight of the executive management team. Those members of the executive management team who have particular risk management responsibilities, as well as the Manager of Internal Audit (together with outside resources, including consultants, that may assist in the internal audit process), report directly to the Board of Directors on a regular basis. In addition, the Board regularly holds sessions of the independent directors only, without the presence of the Company’s CEO or other executives.

In addition to the foregoing, the Board of Directors of the Company conducts certain risk oversight activities through its committees with direct oversight over specific functional areas. These functional areas are described in more detail on the preceding pages for each committee’s responsibilities.

A critical component of the Board’s role is to ensure that management is properly focused on the appropriate strategic risks and initiatives to profitably grow the business through acquisitions, organic growth, and alliances by, among other things, reviewing and discussing the performance of executive management and conducting succession planning for key leadership positions.

Corporate Responsibility

The Company, through the oversight of its Board of Directors, is committed to environmental, health, and safety excellence.

The Company recognizes that its people are a critical component to its continued success. A key objective for the Company is to create a workplace of choice to attract, retain, and develop top talent to achieve the Company’s vision and deliver shareholder results, including through commitments to create ongoing job opportunities, pay fair wages, and protect worker health and safety. Fundamental to these commitments are the Company’s core values of honesty and integrity, accountability, trust, and performance excellence.

The Company also believes in the preservation of the environment because it leads to a safer, healthier world for today and in the future. In addition to the Company’s other product offerings, the Company offers alternative fuel specialty vehicles to help reduce pollutant emissions. The Company also subscribes to environmentally conscious manufacturing practices while working to obtain ISO 14001 certification for certain of its locations in 2021, and it strongly encourages its suppliers to have similar manufacturing philosophies.

To these ends, the Company works to:

●	Protect people and the environment by working to prevent accidents and pollution;

●

Ensure our facilities and processes are compliant with applicable local, state, and federal regulations (environmental requirements), industry best practices, customer requirements, and other applicable requirements;

●	Promote environmental and safety achievement through its leadership and employee involvement across all locations;

●	Establish, promote, and drive toward specific performance goals to ensure continuous safety and environmental improvement; and

●	Provide personnel and resources to maintain a compliance-focused environmental, health, and safety management system.

The Company works to ensure its environmental policy remains appropriate to the nature, scale, and environmental impacts of its activities, products, and services, including commitments to pollution prevention. The Company seeks to maintain compliance and provide a framework for setting and reviewing environmental objectives and targets by implementing procedures established from time to time by the Company.

Communicating with the Board

Shareholders and interested parties may communicate with members of the Company's Board of Directors by sending correspondence addressed to the Board as a whole, a specific committee, or a specific Board member to:

The Shyft Group, Inc.

c/o Ryan L. Roney, Secretary

41280 Bridge St.

Novi, Michigan 48375

All such communications are forwarded to the appropriate recipient(s).

Executive Compensation

Compensation Discussion and Analysis

2020 Overview

In 2020, we were presented with unprecedented challenges due to the COVID-19 pandemic. Management responded to this crisis head-on by implementing immediate health and safety protocols for our employees as well as expeditiously making critical business decisions to ensure business continuity. These actions resulted in minimal impact to our employees and ensured we stayed on track with our strategic initiatives. In many ways, 2020 was a transformational year for The Shyft Group. Our teams demonstrated their strength, character, and compassion during this time, which allowed us to keep our teams safe, continue supplying our customers with essential products, win significant new business for 2021, and deliver for our shareholders.

Key achievements of the Company during the year included:

●

Contributions to the Fight Against COVID-19. The Shyft Group was able to keep all plants operational during the pandemic with limited short-term layoffs of employees. The team’s extraordinary actions during this time not only kept our employees safe but allowed us to deliver essential products and services to our customers and the markets and communities they serve.

●

Sale of Emergency Response Business. The Company completed the sale of its emergency response business unit on February 1, 2020. This strategic divesture was done to free up additional resources and capital to allow the Company to further focus on accelerating growth and profitability in its commercial, fleet, delivery, and specialty vehicle markets, where it sees the biggest opportunity to generate higher returns.

●

Name Change. The Company changed its corporate name from Spartan Motors, Inc. to The Shyft Group, Inc. This change reflects the next phase of the Company’s business transformation with increased focus on higher growth markets.

●

Acquisition of DuraMag. In October 2020, the Company completed the acquisition of its DuraMag business, which elevates the Company to a leading position as a national service body manufacturer. The DuraMag business, based in the Northeast region of the U.S., complements the Company’s acquisition of its Royal Truck Body business in 2019, which expanded the Company’s presence to the West coast and Southwest U.S. The acquisition also provided the Company with another leading brand and product offering for its expanded national network of dealers, fleet managers, and owners/operators.

●

Expansion of Product Offering. The Company continues to expand its product line, including with the introduction of additional Velocity walk-in van models. The successful launch of these product lines is helping fuel the Company’s growth, and the Company recently announced the addition of more than 500 jobs at its Charlotte, Michigan, location.

●

Management Changes. Mr. Jonathan Douyard joined the Company as its Chief Financial Officer in March 2020, following the retirement of the Company’s former CFO. In addition, following the departure of the Company’s former Chief Administrative Officer, Colin Hindman joined the Company as the Chief Human Resources Officer, a position change that recognizes the value and importance of our human capital resources, particularly as the Company expands geographically across the U.S.

●

Positioned for 2021. The Company ended the year with consolidated backlog of $478.7 million at December 31, 2020, up $142.1 million, or 42.2%, compared to backlog at the end of 2019. This strong backlog reflects continued strong demand across the Company's business units.

These positive developments have been recognized by the market, as the Company’s stock price increased more than 54% over the course of 2020. The changes implemented by the Company during 2020, as well as a continuing refinement of its strategies, are expected to position the Company for continued earnings expansion and enhanced returns.

The Company’s Board of Directors believes its executive compensation approach and practices contribute to the Company’s success in enhancing shareholder value and driving long-term growth and profitability for the Company, as discussed in this Compensation Discussion and Analysis.

Named Executive Officers

This Compensation Discussion and Analysis describes and analyzes our named executive officer compensation program with emphasis on compensation actions taken for 2020 performance. For 2020, the Company’s named executive officers were:

●	Daryl M. Adams, President and Chief Executive Officer
●	Jonathan C. Douyard, Chief Financial Officer
●	Todd A. Heavin, Chief Operating Officer
●	Chad Heminover, President Fleet Vehicles and Services
●	Stephen K. Guillaume, President Specialty Vehicles
●	Fredrick J. Sohm - Former Chief Financial Officer (until March 17, 2020)

Compensation Philosophy and Objectives

The Company’s executive compensation philosophy is to provide competitive levels of compensation and incentives to achieve strong financial performance. The Company’s executive compensation policies are designed to achieve the following five primary objectives:

●	Attract and retain qualified management;

●	Align the interests of management with those of shareholders to encourage achievement of continuing increases in shareholder value;

●	Align management’s compensation with the achievement of the Company's annual and long-term performance goals;

●	Reward excellent corporate performance; and

●	Recognize individual and team initiatives and achievements.

The Human Resources and Compensation Committee sets management compensation at levels the committee believes are competitive with other companies in the Company's industry. The table below summarizes pay and governance best practices Shyft follows.

What We Do	What We Don’t Do
Link executive pay to Company performance through our annual and long-term incentive plans	No single-trigger change-in-control provisions
Balance among short- and long-term incentives, cash and equity, and fixed and variable pay	No hedging by executives or directors of equity holdings
Compare executive compensation and Company performance to relevant peer group companies	No aspect of the pay policies or practices pose material adverse risk to the Company
Require executives to meet minimum stock ownership requirements
Maintain a compensation clawback policy to recapture unearned incentive pay
Provide only limited perquisites

Say-on-Pay Vote and Shareholder Engagement

The advisory vote on executive compensation was conducted at our annual meeting of shareholders in 2020, based on the disclosure of our executive compensation in the proxy statement for that meeting. Of the shares of common stock represented at that meeting in person or by proxy that participated in the advisory vote, over 98% voted to approve the resolution. Our Board considered the results of this vote to be supportive of the Company’s compensation policies and programs and did not make any changes to such policies and programs as a result of such vote.

The Company takes meaningful measures to engage with its shareholders, including through attendance at multiple investor conferences throughout the year and regular phone calls, in-person meetings, and other communications. Although the COVID-19 pandemic required most of our shareholder interactions in 2020 to be conducted virtually, the Company increased the number of its shareholder interactions in 2020 over prior years in an increasing effort to stay well-connected with shareholders and be well-informed of any concerns. The Company works to be responsive to all shareholder inquiries raised with the Company’s management and/or Board of Directors in an effort to fully engage with shareholders and address any shareholder concerns.

Impact of COVID-19 on Executive Compensation

The Human Resources and Compensation Committee of our Board of Directors approved compensation levels for our executives for their performance during fiscal year 2020 in February 2020, prior to the identification of COVID-19 as a global pandemic. Shortly after those compensation levels were set, in light of the impact of the pandemic on our business and related economic uncertainty, the Company implemented certain cost reduction measures as part of a broad-based effort to respond to the pandemic, including the postponement of annual base salary increases, which are typically effective on April 1. In addition to the postponement of annual base salary increases, and in an effort to minimize the impact of the pandemic on our business and operations, the Human Resources and Compensation Committee approved a reduction of our executive officers’ base salaries by 20% and a reduction of the cash retainer fees payable to our non-employee directors by 20%, in each case, starting April 1, 2020. These reduced levels of pay were in place for the second quarter of 2020. In late June, after evaluating management’s immediate responses to the pandemic and in an effort to balance cost reductions with a need to minimize the impact on our long-term performance, the committee approved reinstating full base salaries and full cash retainer fees for executives and directors at the beginning of the third quarter. This reinstatement was not retroactive, i.e., executives and directors were not reimbursed for the 20% reduction they experienced during the second quarter of 2020. During 2020, the Human Resources and Compensation Committee did not take any actions to modify any metrics, goals, or other aspects of the annual cash incentive awards or the long-term equity-based awards made to our executive officers for 2020 performance to take into account the impact of the pandemic.

Despite the challenges created by COVID-19, the Company achieved significant operational and financial milestones during 2020. In March 2021, in determining the payout of annual cash incentive bonuses for 2020 performance, the Human Resources and Compensation Committee considered whether it should make any discretionary adjustments to take into account the negative impact the pandemic had on adjusted EBITDA, a key metric used for these bonuses. Adjusted EBITDA for 2020 was negatively affected primarily by significant additional expenses incurred by the Company to respond to the pandemic and the resulting shutdown orders, including the implementation of various testing and other safety protocols and the acquisition of personal protection equipment (PPE), infrared temperature scanners, and other safety-related equipment. In addition, overall sales and production were negatively impacted as a result of plant shutdowns, supply constraints, and other factors. The committee decided not to increase adjusted EBITDA to reflect any of these pandemic-related expenses.

As a result, the annual incentive compensation payouts to executive officers were lower than they would have been without the impact of the pandemic, despite the milestones achieved by the Company and its executive management team in 2020. In March 2021, in the course of approving award payouts for 2020 performance, the Human Resources and Compensation Committee determined it was appropriate to recognize our executives based on improved performance trends, their resilience in the face of the COVID-19 pandemic, and their strategic efforts to drive the reorganization of the Company following the divestiture of its emergency response business unit. Based on these extraordinary efforts, the committee recognized the executives with a one-time special equity award on March 30, 2021, in the form of restricted stock units that vest ratably over a three-year period. The value of this one-time award approximated the decreased payout to these executives under the annual cash incentive award for 2020 performance, as described above.

Pay Mix

Executive compensation consists of both cash and equity and is comprised of the following elements, each of which is described below:

●	Base salary;
●	Annual cash incentive bonus; and
●	Long-term equity-based compensation.

Each component of executive compensation is designed to accomplish one or more of the five compensation objectives described under "Compensation Philosophy and Objectives" above. The total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives to encourage management to adopt an ownership mentality and take appropriate risks. The elements of the executive compensation program are described in detail below. In 2020, 79% of our CEO’s target pay was performance-based, and between 57% and 62% (depending on the executive) of our other named executives’ target pay was performance-based.

Component	Objective
Annual Incentive Compensation	Achievement of annual financial and nonfinancial objectives for which the named executives have individual and collective responsibility.
Long-Term Incentive Compensation

Achievement, over a multi-year period, of financial and nonfinancial objectives critical to the performance of the Company's long-term business plans and strategies. Achievement, over a three-year period, of the Company's cumulative performance metrics to align executive and shareholder interests.

Base Salary, Retirement Programs, Benefits and Perquisites	Differentiate base salary based on individual responsibility and performance. Provide benefits that reflect the competitive practices of the industry and provide limited and specific perquisites.

Mix of Target Pay Elements

for CEO

The Human Resources and Compensation Committee believes the percentage of an executive’s total compensation that is “at risk” should increase as the executive’s responsibilities and ability to influence profits increase. For this reason, the percentage of executive officers’ potential compensation that is based on bonuses and stock plan awards is larger relative to other employees.

The Shyft Group, Inc. Leadership Team Compensation Plan (the “LTC Plan”) sets forth the framework for compensation of the Company’s executive officers and other key employees, including each of the named executives shown in the tables below. The LTC Plan is intended to provide management with incentives to drive strategies and investments that maximize shareholder value, use financial measurements consistent with the market’s evaluation of the Company's performance, and communicate the Company's financial objectives in a clear and quantifiable manner. Total compensation is targeted at the median of comparable market data. The Human Resources and Compensation Committee is responsible for annually reviewing the provisions of the LTC Plan and reviewing all payouts under the plan.

A summary of the primary features of the LTC Plan is as follows:

Compensation Component	LTC Plan – Summary
Annual Cash Incentive	Annual cash incentive bonuses are capped at 200% of target and are based on achieving the following performance metrics:
Corporate Officers: Metrics for 2020 were weighted as follows:
1. Company-Wide Adjusted EBITDA: 65%
2. Free Cash Flow: 15%
3. MBO Goals: 20%

Business Unit Presidents: Metrics for 2020 were weighted as follows:
1. Company-Wide Adjusted EBITDA: 65%
2. Individual Business Unit Adjusted EBITDA: 20%
3. Pre-Determined Operational and Strategic Objectives: 15%

Long-Term Equity- Based Compensation

To align executive pay with performance and facilitates long-term shareholder value creation, performance share units (PSUs) and restricted stock units (RSUs) were awarded in 2020 with the following weightings and features:

1. PSUs (70% weighting): shares issued at the end of a three-year performance period based on the achievement of established metrics
2. RSUs (30% weighting) with three-year ratable vesting

PSUs are capped at 200% of target and are based on achieving the following performance metrics:
1. Three-year cumulative GAAP net income: 40%
2. Three-year relative TSR: 60%

Benchmarking

The Human Resources and Compensation Committee periodically engages independent third-party consultants to provide data and analysis regarding the compensation of executives at our peer group companies and at companies with whom we compete for talent. The Human Resources and Compensation Committee uses this data to design and implement competitive compensation programs. Independent consultants engaged by the Human Resources and Compensation Committee do not answer to management.

With the assistance of its third-party consultant, Mercer, the committee has established a group of peer companies consisting of companies that are:

●

in similar industries in which the Company competes for executive talent and capital, including auto parts and equipment, automobile manufacturers, construction machinery and heavy trucks, electronic manufacturing services, and industrial machinery; and

●

of similar size (as primarily measured by annual revenue), within a range of approximately one-third to three times the Company's revenue that results in a median revenue close to that of the Company's.

The Company's current peer group used for this purpose consists of:

●         Alamo Group, Inc.

●         Altra Industrial Motion Corp.

●         Astec Industries, Inc.

●         Blue Bird Corporation

●         Columbus McKinnon Corporation

●         Commercial Vehicle Group, Inc.

●         Douglas Dynamics, Inc.

●         ESCO Technologies, Inc.

●         Federal Signal Corp.

●         LCI Industries, Inc.

●         Miller Industries, Inc.

●         REV Group, Inc.

●         Shiloh Industries, Inc.

●         Standard Motor Products

●         The Manitowoc Company, Inc.

●         Wabash National Corporation

●         Winnebago Industries

In late 2019, the committee engaged Mercer to review and update the benchmarking analysis that reviewed total direct compensation (consisting of base salary, target bonus opportunity, and the value of long-term incentive grants) of the named executives at the median of the peer group, with the intention that the total direct compensation of these named executives would be set at amounts that are in the market median range. In performing this review, Mercer conducted benchmarking analysis of the named executives’ compensation, including base salaries, short- and long-term incentives, and severance practices, using information from proxy disclosures and published surveys. Market median total direct compensation information in the study reflects the pay for an executive with a median level of experience.

The Human Resources and Compensation Committee used this benchmarking data to establish the amount and form of compensation for the Company’s named executives for 2020.

Neither Mercer nor any of its affiliates provided any additional services during 2020 to the Company or any of its affiliates (beyond those described above) for which Mercer received fees in excess of $120,000.

Base Salary

Base salary is a fundamental component of the Company’s compensation system, and overall competitive salary levels are necessary to attract and retain well-qualified executives. The Human Resources and Compensation Committee determines recommended compensation for executive officers by evaluating the responsibilities of the position, the experience of the individual, the Company's performance, the performance of the individual, the competitive marketplace for similar management talent, and other relevant factors. The committee does not give specific weight to any particular factor. Using these same factors, the committee may recommend base salary adjustments on a periodic basis to maintain the desired levels of base salaries for the Company's executives.

As noted above, Mercer was engaged in late 2019 to benchmark the salaries of the Company's executive officers. The Human Resources and Compensation Committee made recommendations for 2020 base salaries consistent with this competitive benchmarking process. For 2020, the Company increased base salaries as shown below. Base salary adjustments are typically implemented in April of each year; however, in light of the challenges presented by the COVID-19 pandemic, the committee postponed base salary adjustments until July 2020.

Named Executive Officer	Base Salary - April 2019	Base Salary - July 2020	% Change from Prior Year
Daryl M. Adams, President and CEO	$700,000	$735,000	5%
Jonathan C. Douyard, CFO	N/A(1)	$425,000	N/A
Todd A. Heavin, COO	$350,000(2)	$385,000	10%
Chad M. Heminover, President - Fleet Vehicles and Services	$294,000(3)	$380,000	29%
Stephen K. Guillaume, President - Specialty Vehicles	$305,000	$336,000	10%
Frederick J. Sohm, Former CFO	$375,000	N/A(4)	N/A

(1)	Mr. Douyard joined the Company as CFO effective March 17, 2020. His starting annual base salary was $425,000.

(2)	Mr. Heavin joined the Company as COO effective June 17, 2019. His starting annual base salary was $350,000.

(3)

Mr. Heminover’s base salary was increased in November 2019 to $330,000. The aggregate 29% base salary increase from April 2019 to July 2020 recognizes the increasing importance of the Fleet Vehicles and Services business unit to the overall performance of the Company, the scope of Mr. Heminover's role in leading that business unit, and market competitiveness.

(4)	Mr. Sohm left the Company in early April 2020.

The base salary changes summarized in the table above are intended to provide greater alignment of executive total compensation levels with the Company's stated compensation philosophy of targeting a market median range.

The Board of Directors may increase the base salaries of our executive officers from time to time, and such increases may be made at any time (i.e., not just in conjunction with the Board’s customary annual performance and compensation review or as the result of the completion of a benchmarking analysis).

Annual Cash Incentive Awards

The LTC Plan provides an opportunity for our named executives to earn an annual cash bonus based upon achievement of the top priorities for business performance based on key metrics. The LTC Plan requires management to annually review the metrics and weightings based upon current business conditions and to obtain approval of the proposed framework from the Human Resources and Compensation Committee.

Each participant’s annual bonus is determined by multiplying (1) their target bonus percentage (which is determined separately for different categories of employees) by (2) a Bonus Multiplier (described below) by (3) the participant’s annual salary.

The target bonus percentage is a percentage of the participant’s salary. The LTC Plan establishes the target bonus percentage at 150% of base salary for our CEO and 60% of base salary for each of our other named executives. Although the LTC Plan gives the Human Resources and Compensation Committee the discretion to change the target bonus percentage for any executive for any particular year, the committee did not exercise this discretion for 2020.

The Bonus Multiplier is a fraction or multiple of the target bonus percentage. For example, achievement of bonus metrics at exactly their target amounts would result in a Bonus Multiplier of 1.0X. The threshold (minimum) Bonus Multiplier is 0.5X and the maximum Bonus Multiplier is 2.0X. Annually, based on a proposal by management, the Human Resources and Compensation Committee will evaluate and establish, based upon the current key metrics, the incremental improvements required to attain an incremental Bonus Multiplier. The final Bonus Multiplier for a year may be a fractional value based upon prorating results within the target matrix.

The annual cash incentive award opportunities for our named executives for 2020 were as follows:

Annual Cash Incentive Award Opportunity as a % of Base Salary
Named Executive Officer	Threshold	Target	Maximum	Actual
Daryl M. Adams, President and CEO	75%	150%	300%	240%
Jonathan C. Douyard, CFO	30%	60%	120%	96%
Todd A. Heavin, COO	30%	60%	120%	96%
Chad M. Heminover, President - Fleet Vehicles and Services	30%	60%	120%	96%
Stephen K. Guillaume, President - Specialty Vehicles	30%	60%	120%	72%
Frederick J. Sohm, Former CFO(1)	30%	60%	120%	60%

(1)

Mr. Sohm left the Company in early April 2020. His severance benefits included a pro rata portion of the target annual cash incentive award for 2020, provided that the threshold for bonus eligibility is satisfied.

The LTC Plan prohibits an annual cash bonus to our named executives for any year in which the Company incurs a net loss. However, the Board of Directors retains the right to make adjustments or grant discretionary bonuses that it deems appropriate. The Board did not grant any discretionary cash bonuses for 2020 performance.

At the discretion of the Human Resources and Compensation Committee, any cash bonus payable under the LTC Plan may be paid in the form of the Company’s common stock. All cash incentive bonuses for 2020 were paid in cash.

Executives subject to the LTC Plan for a partial year are eligible for annual cash bonuses on a prorated basis, unless otherwise approved by the Human Resources and Compensation Committee. Pursuant to Mr. Douyard’s offer letter, his annual cash incentive bonus for 2020 was not prorated.

2020 Annual Cash Incentive Compensation

For 2020, the tables below show the metrics established for our named executives to earn an annual cash incentive bonus pursuant to the LTC Plan. The Human Resources and Compensation Committee selected Company-wide adjusted EBITDA as the key metric (65% weighting) for all of our named executives because it is viewed as the primary indicator of the performance and strength of our business on a long-term basis. For similar reasons, the adjusted EBITDA of a business unit is used as a metric for the leader of that business unit. Free cash flow is used as a metric for our corporate officers because of its relationship to the Company’s profitability. For each executive, the annual cash incentive bonus is also based in part on specific objectives established for that executive’s near-term performance.

As described under "Impact of COVID-19 on Executive Compensation" above, the Human Resources and Compensation Committee decided not to make a discretionary increase to 2020 adjusted EBITDA to account for the additional direct expenses incurred by the Company in responding to the pandemic and related shutdown orders or the negative impact of the pandemic on production. However, because the Company did make such an adjustment for annual incentive compensation paid to other, non-executive employees, which resulted in additional bonus payments to those employees, the committee determined it was appropriate to add-back those additional bonus payments to adjusted EBITDA for purposes of determining annual incentive compensation paid to the executive officers. In addition, because the adjusted EBITDA targets for 2020 annual incentive compensation did not contemplate any acquisitions, the committee reduced the adjusted EBITDA used for purposes of the executives’ annual incentive compensation by the incremental adjusted EBITDA contributed by the Company’s acquisition of DuraMag in October 2020. Because of the two adjustments described in this paragraph, the adjusted EBITDA used by the Human Resources and Compensation Committee for calculating payouts under the executives’ annual incentive compensation awards, as reflected in the tables below, differed from the adjusted EBITDA reported by the Company in its Annual Report on Form 10-K filed with the SEC on March 25, 2021.

Corporate Officer Incentive Plan Metrics

(Messrs. Adams, Douyard, Heavin, and Sohm(3)):

	Performance Criteria for Payouts at ($ in 000s):
Metric	Min. (50% payout)	Target (100% payout)	Max. (200% payout)	Actual Performance	Actual Payout %	Weight	Weighted %
Company-Wide Adjusted EBITDA(1)	$57,800	$72,300	$86,800	$77,130	133%	65%	90%
Free Cash Flow(1)	$19,200	$24,000	$28,800	$49,798	200%	15%	30%
MBO Goals Achievement(2)	0%	100%	200%	200%	200%	20%	40%
					Total Multiplier		160%

(1)

See GAAP reconciliation in Appendix A. Appendix A also reflects certain additional adjustments that were made to the Adjusted EBITDA reported by the Company in its Annual Report on Form 10-K filed with the SEC on March 25, 2021, for purposes of calculating the named executives’ annual cash incentive compensation for 2020.

(2)

The Human Resources and Compensation Committee recognized the significant actions Messrs. Adams, Douyard and Heavin took to navigate the unprecedented pandemic during fiscal year 2020. Their actions to keep our employees safe while executing a strong financial outcome for our shareholders was recognized with a 200% multiple of the MBO Goals Achievement metric.

(3)	Mr. Sohm left the Company in early April 2020. His severance benefits included a pro rata portion of the target annual cash incentive award for 2020, provided that the threshold for bonus eligibility is satisfied. As a result, the multiplier referenced in this table was not used to increase Mr. Sohm's pro rata bonus above the target level.

Fleet Vehicles and Services Business Unit Incentive Plan Metrics

(Mr. Heminover):

	Performance Criteria for Payouts at ($ in 000s):
Metric	Min. (50% payout)	Target (100% payout)	Max. (200% payout)	Actual Performance	Actual Payout %	Weight	Weighted %
Company-Wide Adjusted EBITDA(1)	$57,800	$72,300	$86,800	$77,130	133%	65%	90%
Segment Adjusted EBITDA(1)(2)	$57,600	$71,900	$86,300	$85,510	194%	20%	40%
Business Unit Operational and Strategic Plan(3)	0%	100%	200%	200%	200%	15%	30%
					Total Multiplier		160%

(1)

See GAAP reconciliation in Appendix A. Appendix A also reflects certain additional adjustments that were made to the Adjusted EBITDA reported by the Company in its Annual Report on Form 10-K filed with the SEC on March 25, 2021, for purposes of calculating the named executives’ annual cash incentive compensation for 2020.

(2)

See Note 17, Business Segments in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K filed with the SEC on March 25, 2021. The actual Segment Adjusted EBITDA shown in this table includes additional discretionary adjustments for COVID-19.

(3)

The Human Resources and Compensation Committee recognized the significant contributions Mr. Heminover made to navigate the Fleet Vehicle and Services business unit through the unprecedented pandemic during fiscal year 2020. His leadership throughout the pandemic resulted in strong safety protocols to keep our employees safe while executing a strong financial outcome for our shareholders and working to position the business unit for future growth. These actions were recognized with a 200% multiple of the Business Unit Operational and Strategic Plan metric.

Specialty Vehicles Business Unit Incentive Plan Metrics

(Mr. Guillaume):

	Performance Criteria for Payouts at ($ in 000s):
Metric	Min. (50% payout)	Target (100% payout)	Max. (200% payout)	Actual Performance	Actual Payout %	Weight	Weighted %
Company-Wide Adjusted EBITDA(1)	$57,800	$72,300	$86,800	$77,130	133%	65%	90%
Segment Adjusted EBITDA(1)(2)	$19,400	$24,200	$29,000	$18,416	-%	20%	-%
Business Unit Operational and Strategic Plan(3)	0%	100%	200%	200%	200%	15%	30%
					Total Multiplier		120%

(1)

See GAAP reconciliation in Appendix A. Appendix A also reflects certain additional adjustments that were made to the Adjusted EBITDA reported by the Company in its Annual Report on Form 10-K filed with the SEC on March 25, 2021, for purposes of calculating the named executives’ annual cash incentive compensation for 2020.

(2)

See Note 17, Business Segments in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K filed with the SEC on March 25, 2021. The actual Segment Adjusted EBITDA shown in this table includes additional discretionary adjustments for acquisition performance and COVID-19.

(3)

The Human Resources and Compensation Committee recognized the significant contributions Mr. Guillaume made to navigate the Specialty Vehicles business unit through the unprecedented pandemic during fiscal year 2020. His leadership throughout the pandemic resulted in strong safety protocols to keep our employees safe while executing a strong financial outcome for our shareholders. Mr. Guillaume was also instrumental in the acquisition of the DuraMag business in the fourth quarter of 2020. These actions were recognized with a 200% multiple of the Business Unit Operational and Strategic Plan metric.

Special Grant of RSUs Relating to COVID-19 Pandemic

Following the conclusion of fiscal year 2020, the Human Resources and Compensation Committee evaluated the Company’s performance in light of the unprecedented circumstances arising from the COVID-19 pandemic. In 2020, the Company incurred significant direct incremental expenses related to COVID-19 and was challenged with disrupted production levels, all of which negatively impacted adjusted EBITDA and therefore resulted in a reduced cash payout under the annual incentive plan.

The committee determined that, as was done for non-executive annual incentive plan participants, our named executives should receive additional incentive compensation to recognize their extraordinary efforts during an unprecedented time. In addition to effectively managing through the challenges presented by the pandemic by working to balance employee safety with the need to maintain production levels as much as possible, the executive management team successfully carried out the Company's strategic initiatives of divesting its emergency response (ER) business (which included transition efforts throughout 2020) and growing its higher-margin business lines. Accordingly, the committee approved a special grant of restricted stock units (RSUs) to each of our named executives. The value of the additional RSU grant approximated the decreased payout under the annual cash incentive plan resulting from the impact of the direct incremental expenses related to COVID-19. These dollar amounts are reflected in the table below. The RSUs will vest ratably over three years. As a result, this special award further aligns the executives’ compensation with the interests of the Company’s shareholders and includes an additional retention element. The RSUs were granted to each executive on March 30, 2021, and the number of RSUs granted to each executive was determined using the average stock price over the preceding 30 calendar days. The values of the special awards and the number of RSUs granted were as follows:

Named Executive Officer	Value of Special Award	Number of RSUs
Daryl M. Adams, President and CEO	$221,000	6,055
Jonathan C. Douyard, CFO	$51,000	1,397
Todd A. Heavin, COO	$46,000	1,260
Chad M. Heminover, President - Fleet Vehicles and Services	$46,000	1,260
Stephen K. Guillaume, President - Specialty Vehicles	$81,000	2,219

2021 Annual Cash Incentive Compensation

The Human Resources and Compensation Committee approved the annual cash incentive compensation framework for 2021 performance in early March 2021. The same framework, key metrics (financial and non-financial), and weightings for each metric as were used for 2020 performance, as described above, will apply for 2021 performance for our Corporate Officer (Messrs. Adams, Douyard and Heavin). The annual cash incentive compensation framework for the Presidents of our Specialty Vehicles and Fleet Vehicles business segments (Messrs. Guillaume and Heminover, respectively) were modified to further align the metrics to business segment outcomes and overall Company performance, as follows:

Metrics and Weightings for Presidents of Business Units: 2020 vs. 2021

Metrics and Weightings for 2020 Performance	Metrics and Weightings for 2021 Performance
Company-Wide Adjusted EBITDA - 65%	Company-Wide Adjusted EBITDA – 40%
Company-Wide Free Cash Flow – 0%	Company-Wide Free Cash Flow – 10%
Segment Adjusted EBITDA – 20%	Segment Adjusted EBITDA – 30%
Business Unit Operational and Strategic Plan – 15%	Management by Objectives (MBO) Goals – 20%

Long-Term Equity Incentive Awards

The Company's equity compensation plans are designed to encourage long-term investment in the Company by participating executives and employees, more closely align executive and shareholder interests, and reward executive officers and other employees for building shareholder value. The Human Resources and Compensation Committee believes stock ownership by management and other employees is beneficial to all Company stakeholders. See the minimum stock ownership requirements for executive officers under “Risk Mitigation - Director and Executive Stock Ownership Requirements” below.

The Company currently has the ability to grant equity-based compensation to its named executives pursuant to the Stock Incentive Plan of 2016. The Human Resources and Compensation Committee administers all aspects of the plan.

Long-term equity incentives for named executives include (1) a grant of restricted stock units (RSUs) with time-based vesting, and (2) a grant of performance share units (PSUs), which are payable in shares of Company common stock, subject to the achievement of certain performance metrics over a cumulative three-year period. The Human Resources and Compensation Committee believes using a combination of PSUs and RSUs further enhances alignment of executive compensation with shareholder value creation and achievement of key business objectives. As such, 30% of a named executive’s target long-term incentive compensation (“LTIC”) award is made in RSUs and the other 70% of the LTIC award is made in the form of PSUs. These awards are described in more detail below.

Each named executive’s target LTIC award for a particular year is based on a percentage of their annual base salary. The LTC Plan establishes the target LTIC award at 225% of base salary for our CEO; 100% of base salary for our CFO, COO, and President – Fleet Vehicles and Services; and 70% of base salary for President – Specialty Vehicles. Although the LTC Plan gives the Human Resources and Compensation Committee the discretion to change the target LTIC award for any executive for any particular year, the committee did not exercise this discretion for 2020 performance.

Restricted Stock Units (RSUs)

The LTC Plan provides that the value of each annual LTIC award to be made in the form of RSUs will be equal to 30% of the executive’s target LTIC award for that year. The award is generally to be made on March 30 of each year (or, if March 30 is not a business day, on the immediately preceding business day), with the number of RSUs to be issued determined by using the average stock price over the preceding 30 calendar days. The RSUs vest ratably over a three-year period, subject to any exceptions set forth in the award agreement reflecting the grant of such RSUs.

Performance Share Units (PSUs)

The portion of each annual LTIC award to be made in the form of PSUs is designed to reward the named executives based upon achievement of cumulative financial performance over a three-year period (with cliff vesting to occur at the end of such three-year performance period) starting with the performance year in which the annual LTIC award is granted. This cumulative financial performance is measured by two metrics:

●

60% of the value of the PSUs will be dependent on the Company's Total Shareholder Return (TSR) over the three-year performance period relative to the Dow Jones U.S. Commercial Vehicles and Truck Index (the “Index”); and

●

40% of the value of the PSUs will be dependent on the Company's cumulative net income over the three-year performance period. For this purpose, net income is to be calculated in accordance with GAAP, but subject to such adjustments as may be approved by the Human Resources and Compensation Committee.

The LTC Plan provides that the number of PSUs earned with respect to a three-year performance period is to be determined as follows:

●	TSR over the performance period relative to the Index (60% weighting):

Percentile Rank Compared to Index	Payout as Percentage of Target
Less than 25th percentile	0%
25th percentile (Threshold)	50% (0X)
50th percentile (Target)	100% (1X)
75th percentile (Maximum)	200% (2X)

With respect to both the Company’s stock and the stock of each company in the Index, the TSR performance will be calculated (a) using a 20-trading day average of the stock price ending on the first day and last day of the performance period, and (b) assuming all dividends declared during the performance period are reinvested at the closing price on the applicable ex-dividend date. Achievement between the stated percentages will be interpolated on a straight-line basis.

●	Cumulative net income over the performance period (40% weighting), with cumulative net income amounts for the three-year performance period of 2020 through 2022 established as follows:

Cumulative Net Income	Payout as Percentage of Target
Less than $99,400,000	0%
$99,400,000 (threshold)	50% (0X)
$124,300,000 (target)	100% (1X)
$149,200,000 (maximum)	200% (2X)

Achievement between the stated dollar amounts will be interpolated on a straight-line basis.

At the end of the three-year performance period, the executive may be issued shares of the Company’s common stock in settlement of the PSUs, with the number of shares calculated based on the Company’s TSR over the three-year performance period relative to the Index and the Company’s cumulative net income over the three-year performance period. The aggregate number of shares actually granted to the executive may be between 0% and 200% of the number of PSUs granted.

2020 Long-Term Equity Incentive Compensation

For 2020, our named executives were granted the following LTIC awards:

Named Executive Officer	Target LTIC Award for 2020	Number of RSUs Granted (30% of Target LTIC Award)	No. of PSUs Granted (70% of Target LTIC Award)
Daryl M. Adams, President and CEO	$1,653,750 (225% of base salary)	40,406	94,280
Jonathan C. Douyard, CFO	$425,000 (100% of base salary)	30,384(1)	24,230
Todd A. Heavin, COO	$385,000 (100% of base salary)	30,221(2)	50,454(2)
Chad M. Heminover, President - Fleet Vehicles and Services	$380,000 (100% of base salary)	9,285	21,664
Stephen K. Guillaume, President - Specialty Vehicles	$235,200 (70% of base salary)	5,747	13,409
Frederick J. Sohm, Former CFO(3)	N/A	6,515	N/A

(1)	The LTIC award granted to Mr. Douyard in 2020 included a sign-on award of 20,000 RSUs.

(2)

The LTIC award granted to Mr. Heavin in 2020 included a sign-on award of 20,000 RSUs, a special award of 814 RSUs relating to his performance in connection with the Company’s sale of its emergency response business, and a special performance award of 28,505 PSUs, as discussed below.

(3)

Mr. Sohm left the Company in early April 2020 and was not awarded an LTIC award opportunity for 2020 performance; however, he did receive a special award of 6,515 RSUs relating to his performance in connection with the Company's sale of its emergency response business, which was completed February 1, 2020.

All of these RSUs and PSUs were granted on March 30, 2020, and were calculated using the average stock price of the Company's common stock over the preceding 30 calendar days, which was $12.28 per share. All of the RSUs granted in 2020 will vest ratably over a three-year period. All of the PSUs granted in 2020 will be earned (or forfeited) based on the Company’s performance over the three-year period from January 1, 2020 through December 31, 2022, based on the metrics described above.

Special Equity Awards - 2020

As noted in the table above, the RSUs granted to Mr. Heavin on March 30, 2020 included a special award of 814 RSUs relating to his performance in connection with the sale of the Company’s emergency response business, which was completed February 1, 2020. In addition, the PSUs granted to Mr. Heavin on that date included an additional 28,505 PSUs, which will be earned based on cumulative weighted target operating performance metrics over the three-year performance period of 2020 through 2022, subject to adjustments as approved by the Human Resources and Compensation Committee in its sole discretion. The number of shares that may be earned can range from 0% to 200% of the target amount.

2021 Long -Term Equity Incentive Compensation

The Human Resources and Compensation Committee approved the long-term incentive compensation framework for 2021 in early March 2021. Although the committee did not make any changes to the framework, as described above, it did change the target LTIC award as a percentage of base salary for three of our named executives, as follows:

Named Executive Officer	Target LTIC as a % of Base Salary - 2020	Target LTIC as a % of Base Salary - 2021
Daryl M. Adams, President and CEO	225%	235%
Jonathan C. Douyard, CFO	100%	125%
Todd A. Heavin, COO	100%	100%
Chad M. Heminover, President - Fleet Vehicles and Services	100%	100%
Stephen K. Guillaume, President - Specialty Vehicles	70%	75%

The RSUs and PSUs representing the LTIC award for 2021 were granted to each of the named executives on March 30, 2021. The RSUs will vest ratably over a three-year period, and the PSUs will be earned based on the same metrics described above (TSR compared to the Index and cumulative net income targets) over the three-year performance period of 2021 through 2023.

Special Equity Awards - 2021

The RSUs granted to Mr. Heminover on March 30, 2021, included a special award of an additional 12,000 RSUs, which RSUs will cliff vest on the third anniversary of the grant date subject to his continued employment on that date. This special award was made in recognition of the increasing importance of the Fleet Vehicles and Services business unit to the overall performance of the Company, the scope of Mr. Heminover's role in leading that business unit, and market competitiveness. The RSUs were granted in an effort to further incentivize Mr. Heminover and retain his services to the Company.

Human Resources and Compensation Committee Processes and Procedures

The Human Resources and Compensation Committee of the Board of Directors develops and recommends to the Board of Directors the Company's executive compensation policies. The Human Resources and Compensation Committee also administers the Company's executive compensation program and recommends for approval to the Board of Directors the compensation to be paid to the Chief Executive Officer and other executive officers. The Human Resources and Compensation Committee is made up of independent directors, none of whom is a current or former employee of the Company.

The Company’s CHRO serves as a coordinator of the Human Resources and Compensation Committee meetings but does not participate in any decisions regarding executive or Board compensation. The Company’s CEO, CFO, and Chief Legal Officer (CLO) participate only to assist in the process of determining the compensation for executives other than themselves and to provide information to the committee regarding Company performance, operations, strategies, and other information requested by the committee. Other than the CEO, the CFO, and the CHRO, none of the Company’s named executives participate in the discussions with the Human Resources and Compensation Committee.

The Human Resources and Compensation Committee’s written charter provides that the Committee will review and make recommendations regarding the compensation of executive officers. The committee’s policy is to conduct benchmarking of officer’s salaries at least once every two years. Executive compensation decisions must be approved by a majority of the independent members of the Board of Directors.

Personal Benefits and Perquisites

We believe that compensation in the form of perquisites and personal benefits does not provide transparency for shareholders or serve our compensation philosophy. Consequently, such benefits typically play a very minor role in our compensation program, although an exception applied in 2020 as the Company agreed to reimburse its new CFO, Jonathan Douyard, certain expenses he incurred relocating from the State of Washington to the Company’s headquarters in Michigan. The perquisites and personal benefits we do provide are disclosed in the Summary Compensation Table below and detailed in footnote 5 to that table.

Severance Benefits

We maintain a Management Severance Plan for the primary purpose of providing certain severance benefits to a select group of our key management employees designated by our Human Resources and Compensation Committee. All of our named executives have been designated for participation in this Management Severance Plan.

Under the Management Severance Plan, a participant who is terminated by the Company without cause (as defined in the Management Severance Plan) is entitled to receive the following severance benefits:

●

The participant will be entitled to continue to receive their base salary (at the rate in effect immediately prior to qualifying termination or, if greater, the rate in effect at any time within 180 days prior to the qualifying termination) for a period of 18 months following termination for our CEO and a period of 12 months for our other named executives.

●

If the threshold is satisfied for annual incentive cash bonus eligibility under the LTC Plan for the fiscal year in which the qualifying termination occurs, the severance benefit will include a pro rata portion of the target incentive bonus for that year (based on the number of complete calendar months that have elapsed in that year prior to the qualifying termination). Any such pro rata bonus will be calculated and paid following completion of the performance year in question.

●

If the executive enrolls in COBRA, then during the applicable salary continuation period (18 months for our CEO and 12 months for our other named executives), the Company will pay a portion of the executive’s COBRA premiums equal to the portion of such premiums (if any) the Company would have paid with respect to the executive had they continued employment with the Company.

●

All outstanding unvested shares of restricted stock and RSUs will be fully vested as of the date of termination. PSUs that are outstanding at the date of termination will generally be settled (i.e., and shares of common stock issued to the executive) at the time the PSU would have otherwise been settled in accordance with its terms, following completion of the relevant performance period and subject to the achievement of the performance conditions for such PSUs, but with the executive receiving only a pro rata portion of the shares they would have otherwise received (based on the number of complete calendar months that have elapsed in that year prior to the qualifying termination).

●

The executive will be entitled to receive reasonable outplacement services during the applicable salary continuation period (18 months for our CEO and 12 months for our other named executives), up to a maximum of $10,000 per year.

Notwithstanding the foregoing, if the employment of a named executive is terminated by the Company without cause (as determined by the Human Resources and Compensation Committee) or by the executive for “good reason” following a “change in control” of the Company, as each of those terms is defined in our Stock Incentive Plan, then the severance benefit payable to our CEO is equal to twice his annual salary plus the target annual incentive cash award (without proration), and the severance benefit payable to our other named executives is equal to their annual salary plus the target annual incentive cash award (without proration).

An executive’s receipt of these severance benefits is conditioned on the participant executing a release of claims in favor of the Company and complying with certain non-competition, non-solicitation, confidentiality, and other provisions in favor of the Company for the applicable salary continuation period (18 months for our CEO and 12 months for our other named executives).

This summary of the Management Severance Plan is subject in its entirety to the actual provisions of the plan.

Retirement and Other Benefits

We do not provide a defined benefit pension to our named executives, although we do provide a defined contribution plan (401(k) plan). In addition, we provide a Supplemental Executive Retirement Plan (SERP), which is a non-qualified defined contribution plan that allows our executives to defer compensation and provides for certain matching contributions by the Company. The SERP is described in more detail under “Non-Qualified Deferred Compensation” below.

Our typical practice when hiring a new executive is to set forth the principal terms of their employment in an employment offer letter. These employment letters often commit us to provide certain benefits to these executives, including upon their termination of employment. Those commitments are described in this proxy statement.

Risk Mitigation

We believe our compensation policies and programs are designed in a manner such that they do not create incentives or risks that are reasonably likely to result in a material adverse effect on the Company. These policies and programs are designed to balance our executive compensation among appropriate short- and longer-term incentives and create the appropriate mix of fixed compensation as well as compensation that is contingent on the achievement of objectives we believe will enhance shareholder value. In addition, we have several policies and practices in place designed to mitigate risks associated with our executive compensation practices, including:

Director and Executive Stock Ownership Requirements

Our Board members and executives are required to attain ownership of our common stock, within five years of being named to their position, at least equal to the following minimums:

●	Non-employee directors:	5 times annual cash Board retainer
●	CEO:	5 times annual base salary
●	All other named executives:	3 times annual base salary

Shares owned directly by Board members or executives, shares owned through a 401(k) plan or IRA, unvested restricted shares or restricted share units that are subject to time-based vesting, shares previously owned by executives but placed in irrevocable trusts for family members or in revocable trusts, and shares determined to have actually been earned and issuable pursuant to outstanding performance share units (PSUs) are counted toward these ownership requirements. Unexercised options, unexercised stock appreciation rights, and shares underlying PSUs (except to the limited extent described in the preceding sentence) are not counted toward the ownership requirements.

Anti-Hedging Policy

We consider it inappropriate for any of our directors or executive officers to hedge or monetize transactions to lock in the value of their ownership of Company stock. These transactions potentially allow the holder to own our stock without the full risks of ownership. Our Corporate Governance Principles prohibit our directors and executive officers from engaging in any transaction with respect to any of our securities the purpose of which is to hedge against or offset any decrease in the market value of our securities. Our Board may, in its discretion, authorize a transaction that would otherwise be prohibited by this policy based on significant hardship, but only in extraordinary circumstances.

Pricing of Equity Awards

The price used to determine the number of restricted shares granted to our executives is generally an average of the closing share price for the 30 calendar days prior to the grant date. We do not “backdate” any equity-based awards. The Board of Directors is committed to maintaining the integrity of our compensation philosophy and programs. As part of this commitment, the Company believes that the disclosure of material nonpublic information should never be manipulated for the purpose of enriching compensation awards. We do not time the release of public information to affect the value of share based awards, and we do not time the grant of share based awards to take advantage of the disclosure of information.

Clawback Provision

Our LTC Plan contains a provision stating that compensation awarded under the plan will be retracted to the extent a grant was made to an executive as the result of a material misrepresentation.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1) ($)		Bonus(2) ($)	Stock Awards(3) ($)	Non-Equity Incentive Plan Compen- sation(4) ($)	All Other Compen- sation(5) ($)	Total ($)
Daryl M. Adams	2020	$710,500		$-	$1,978,913	$1,764,000	$42,354	$4,495,767
President and CEO	2019	703,460	(6)	-	1,749,581	1,890,000	52,780	4,395,821
	2018	674,719		-	915,705	472,303	65,654	2,128,381

Jonathan C. Douyard(7)	2020	322,673		-	753,377	408,000	423,184	1,907,234
CFO

Todd A. Heavin(8)	2020	364,000		-	1,064,369	369,600	22,752	1,820,721
COO

Chad M. Heminover(9)	2020	351,700		-	454,724	364,800	28,488	1,199,712
President, Fleet	2019	286,154		-	220,446	317,520	48,843	872,963
Vehicles and Services	2018	240,385		-	135,000	101,538	40,766	517,689

Stephen K. Guillaume	2020	317,450		-	281,452	241,920	28,764	869,586
President,	2019	288,118		-	228,697	329,400	25,808	872,023
Specialty Vehicles	2018	245,426		-	133,098	200,463	21,037	600,024

Frederick J. Sohm(10)	2020	122,596		-	79,744	56,250	317,704	576,294
Former CFO	2019	360,981		-	468,644	405,000	25,254	1,259,879
	2018	257,355		-	176,256	85,680	27,830	547,121

(1)

2020 salary amounts reflect the 20% reduction in base salary that all executive officers agreed to receive for the second quarter of 2020 as part of the Company’s cost saving initiatives in response to the COVID-19 pandemic.

(2)	This column discloses any discretionary cash bonuses earned and expensed by the Company in the respective year.

(3)

Amounts shown in this column represent the aggregate grant date fair value of stock awards noted in the Grants of Plan-Based Awards table below. The fair values were determined in accordance with FASB ASC Topic 718, “Stock Compensation.” For information regarding valuation assumptions for the 2020 awards, see Note 14 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2020. Assuming the highest level of performance is achieved for the PSUs granted in 2020, the grant date fair values of all stock awards granted in 2020 would be $3,463,258 for Mr. Adams, $1,134,854 for Mr. Douyard, $1,758,833 for Mr. Heavin, $795,800 for Mr. Heminover, and $492,561 for Mr. Guillaume.

(4)	Amounts shown in this column represent the annual cash incentive bonuses paid to our named executives under our LTC Plan, as described above.

(5)	The 2020 amounts reported in this column consist of the following:

Named Executive Officer	401(k) Matching Contribution ($)	Dividends Paid on Restricted Stock ($)	Health, Life, and LTD Insurance ($)	Relocation Payments ($)	Severance Pay and Benefits ($)	Total ($)
Daryl M. Adams	$9,750	$14,297	$18,307	$-	$-	$42,354
Jonathan C. Douyard	7,201	1,365	14,062	400,556	-	423,184
Todd A. Heavin	7,327	2,017	13,408	-	-	22,752
Chad M. Heminover	7,465	2,035	18,988	-	-	28,488
Stephen K. Guillaume	6,126	2,015	20,623	-	-	28,764
Frederick J. Sohm	2,596	-	4,045	-	311,063	317,704

(6)

Mr. Adams’ salary for 2019 includes an additional payment of $11,253.85 made on February 15, 2019 as base salary for 2018, which was inadvertently not paid in 2018 because of a delay in implementing his 2018 salary increase.

(7)	Mr. Douyard joined the Company as its CFO effective March 17, 2020.

(8)	Mr. Heavin joined the Company as its COO effective June 17, 2019.

(9)

Mr. Heminover joined the Company as Vice President of Operations and Business Development – Fleet Vehicles and Services in December 2017 and was promoted to President of Fleet Vehicles and Services in May 2018.

(10)	Mr. Sohm served as the Company’s CFO until March 17, 2020.

Grants of Plan-Based Awards During 2020

The following table provides information concerning each grant of a plan-based award made to the named executives in the last completed fiscal year.

Grants of Plan-Based Awards

Named Executive	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:	Grant Date Fair Value of
Officer	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)(3)	Stock and Option Awards(4)
Daryl M. Adams	3/30/20	$551,250	$1,102,500	$2,205,000	-	-	-	-	$-
	3/30/20	-	-	-	47,140	94,280	188,560	-	1,484,344
	3/30/20	-	-	-	-	-	-	40,406	494,569
Jonathan C. Douyard	3/30/20	127,500	255,000	510,000	-	-	-	-	-
	3/30/20	-	-	-	12,115	24,230	48,460	-	381,477
	3/30/20	-	-	-	-	-	-	30,384	371,900
Todd A. Heavin	3/30/20	115,500	231,000	462,000	-	-	-	-	-
	3/30/20	-	-	-	25,227	50,454	100,908		694,464
	3/30/20	-	-	-	-	-	-	30,221	369,905
Chad M. Heminover	3/30/20	114,000	228,000	456,000	-	-	-	-	-
	3/30/20	-	-	-	10,832	21,664	43,328	-	341,076
	3/30/20	-	-	-	-	-	-	9,285	113,648
Stephen K. Guillaume	3/30/20	100,800	201,600	403,200	-	-	-	-	-
	3/30/20	-	-	-	6,705	13,409	26,818	-	211,109
	3/30/20	-	-	-	-	-	-	5,747	70,343
Frederick J. Sohm	3/30/20	112,500	225,000	450,000	-	-	-	-	-
	3/30/20	-	-	-	-	-	-	6,515	79,744

(1)

The amounts reported in these three columns relate to the annual cash incentive awards granted to the executives in March 2020 pursuant to our LTC Plan. These awards were payable based on various objectives to be achieved during 2020, as discussed under “Compensation Discussion and Analysis – Annual Cash Incentive Awards” above. In March 2021, the actual amounts payable to the executives pursuant to these awards were determined and paid as reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)

The amounts reported in these three columns reflect the grant of PSUs in 2020 pursuant to our LTC Plan. The PSUs represent shares of the Company’s common stock and are issuable to executives following the three-year performance period of 2020 - 2022 based on the Company’s TSR relative to the Index and cumulative net income over such performance period, as discussed under “Compensation Discussion and Analysis – Long-Term Equity Incentive Awards” above. Each threshold amount assumes an LTIC multiple of 0.5X; each target amount assumes an LTIC multiple of 1.0X; and each maximum amount represents the maximum number of shares issuable pursuant to the PSUs granted, which for 2020 was a multiple of 2.0X. The LTIC award granted to Mr. Heavin in 2020 includes a special award of PSUs (28,505 PSUs at the target level), as discussed above.

(3)

These are the RSUs granted to each executive on March 30, 2020, as discussed under “Compensation Discussion and Analysis – Long-Term Equity Incentive Awards” above. All such RSUs vest ratably over a three-year period.

(4)	Amounts reported in this column represent the aggregate grant date fair value of the equity-based awards (PSUs and RSUs) and were computed in accordance with FASB ASC Topic 718.

The Company paid the compensation set forth in the Summary Compensation Table and the Grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth in the “Compensation Discussion and Analysis” section above.

Outstanding Equity Awards at December 31, 2020

The following table provides information concerning certain outstanding equity awards as of December 31, 2020.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Daryl M. Adams	145,717	$4,135,448	205,897	$5,843,357
Jonathan C. Douyard	30,384	862,298	24,230	687,647
Todd A. Heavin	30,221	857,672	50,454	1,431,885
Chad M. Heminover	21,390	607,048	35,728	1,013,961
Stephen K. Guillaume	20,586	584,231	27,999	794,612
Frederick J. Sohm(4)	-	-	-	-

(1)

This column reports the total number of shares of restricted stock and shares of stock underlying outstanding RSUs that have not vested as of December 31, 2020. Vesting dates for these outstanding awards are as follows:

Named Executed Officer	Vesting Dates
Daryl M. Adams	19,055 shares on 3/29/2021	13,468 shares on 3/30/2022
	48,779 shares on 3/30/2021	15,945 shares on 4/15/2022
	15,945 shares on 4/15/2021	13,469 shares on 3/30/2023
19,056 shares on 3/29/2022
Jonathan C. Douyard	10,129 shares on 3/30/2021	10,128 shares on 3/30/2023
10,127 shares on 3/30/2022
Todd A. Heavin	10,075 shares on 3/30/2021
	10,072 shares on 3/30/2022	10,074 shares on 3/30/2023
Chad M. Heminover	2,701 shares on 3/29/2021	3,095 shares on 3/30/2022
	5,779 shares on 3/30/2021	2,009 shares on 4/15/2022
	2,009 shares on 4/15/2021	3,095 shares on 3/30/2023
2,702 shares on 3/29/2022
Stephen K. Guillaume	2,769 shares on 3/29/2021	1,915 shares on 3/30/2022
	7,048 shares on 3/30/2021	2,084 shares on 4/15/2022
	2,084 shares on 4/15/2021	1,916 shares on 3/30/2023
2,770 shares on 3/29/2022

(2)	The market value of unvested shares is determined by multiplying the closing market price of the Company's common stock as of December 31, 2020 ($28.38) by the number of unvested shares.

(3)

This column reports the number of shares underlying unearned PSUs, assuming performance at target levels. The actual number of shares that will be earned can range from 0% to 200% of the target amount, as determined after the end of the performance period based on the level at which the applicable performance goals have been achieved. The vesting date for these unearned PSUs are as follows:

Named Executed Officer	Vesting Dates
Daryl M. Adams	111,617 shares on 12/31/2021	94,280 shares on 12/31/2022
Jonathan C. Douyard	24,230 shares on 12/31/2022
Todd A. Heavin	50,454 shares on 12/31/2022
Chad M. Heminover	14,064 shares on 12/31/2021	21,664 shares on 12/31/2022
Stephen K. Guillaume	14,590 shares on 12/31/2021	13,409 shares on 12/31/2022

(4)

All of Mr. Sohm's unvested equity awards vested immediately in connection with his departure from the Company in 2020. However, his outstanding PSUs will be settled or forfeited, as applicable, following the end of the respective performance period, based on the extent to which the performance metrics for that performance period are met.

Stock Vested in 2020

The following table provides information concerning the vesting of restricted stock during 2020 for each of the named executives.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Daryl M. Adams	148,362	$1,802,255
Jonathan C. Douyard	-	-
Todd A. Heavin	-	-
Chad M. Heminover	10,077	112,158
Stephen K. Guillaume	23,269	282,738
Frederick J. Sohm	55,073	671,755

(1)

The amounts in this column are determined by multiplying the number of shares of stock vesting by the market value of the underlying shares on the vesting date (or, if the vesting date is not a trading day, the trading day immediately preceding the vesting date).

Non-Qualified Deferred Compensation

The following table provides information concerning non-qualified deferred compensation for 2020. This table should be read in conjunction with the narrative discussion that follows the table.

Non-Qualified Deferred Compensation

Named Executive Officer	Plan	Executive Contributions In Last FY ($)	Registrant Contributions In Last FY(1) ($)	Aggregate Earnings In Last FY(2) ($)	Aggregate Withdrawals/ Distributions In Last FY ($)	Aggregate Balance At Last FYE ($)
Daryl M. Adams	SERP	$-	$-	$-	$-	$-
Jonathan C. Douyard	SERP	-	-	-	-	-
Todd A. Heavin	SERP	-	-	-	-	-
Chad M. Heminover	SERP	-	-	-	-	-
Stephen K. Guillaume	SERP	-	-	-	-	-
Frederick J. Sohm	SERP	-	-	-	16,460	105,962

(1)

Participant contributions to the SERP are matched by the Company at the discretion of the Board of Directors and included in the “All Other Compensation” column in the Summary Compensation Table above.

(2)

Earnings on the SERP are determined by investment choices made by the SERP participants from options determined by the Company. The investment choices consist of specified mutual funds (primarily those offered by Fidelity Investments).

The Supplemental Executive Retirement Plan (the “SERP”) is a non-qualified defined contribution plan administered by the Human Resources and Compensation Committee that allows eligible participants to defer compensation and incentive amounts and provides for discretionary matching and profit-sharing type contributions by the Company. The SERP is operated much like the Company’s 401(k) plan, but participation is limited to a select group of employees determined by the Board of Directors. The SERP is a funded plan, however, the participants are merely general creditors of the Company. The SERP’s assets are subject to other creditors of the Company in some circumstances.

The SERP allows participants to defer up to 25% of their base salary and up to 50% of their cash bonuses each year. At the beginning of each plan year, the Human Resources and Compensation Committee may elect to match all or a specified portion of each participant’s contribution for that year. The Human Resources and Compensation Committee will generally provide that each participant will receive a matching contribution equal to the matching contribution that the participant would have received under the Company’s 401(k) plan but for limitations imposed by the Code. In addition, the Human Resources and Compensation Committee may, in its discretion, make an additional matching contribution and/or a profit-sharing type contribution to the SERP each year.

Contributions to the SERP are transferred to an irrevocable rabbi trust where each participant has a bookkeeping account in his name. Earnings on each participant’s SERP balance are determined by the investment election of the participants. The investment options available to participants consist primarily of mutual funds offered by Fidelity Investments.

All participants are always fully vested in their elective deferrals, and such deferrals will be distributed upon termination of employment, death, disability, or a change in control of the Company. Amounts are also distributable upon an unforeseeable emergency. Matching and profit-sharing contributions contributed by the Company will vest at a rate of 20% per year over a five-year period and may be distributed upon the later of attainment of age 60 and termination of employment, or upon earlier death, disability, or change in control of the Company. Any unvested matching or profit-sharing contributions will become fully vested if a participant retires upon reaching age 60, dies, or becomes disabled. Matching contributions and profit-sharing contributions may be forfeited if the participant enters into competition with the Company, divulges confidential information about the Company, or induces Company employees to leave their employment to compete with the Company.

Distributions from the SERP may be made in a lump sum or in an installment plan not to exceed 10 years (at the election of the participant).

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the payments and benefits payable to the Company’s named executives upon termination of employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the triggering event took place on December 31, 2020. The closing market price of The Shyft Group common stock was $28.38 as of December 31, 2020. The summary provided below is subject to the actual provisions of each applicable plan.

Triggering Event and Payments/Benefits

Named Executed Officer	Termination of Employment – Change in Control	Termination of Employment - Without Cause
Daryl M. Adams
Early vesting of equity awards(1)	$7,139,131	$7,139,131
Severance(2)	1,470,000	1,102,500
Annual cash incentive bonus(3)	1,102,500	1,102,500
SERP Plan(4)	-	-
Total	$9,711,631	$9,344,131

Jonathan C. Douyard
Early vesting of equity awards(1)	$1,091,514	$1,091,514
Severance(2)	425,000	425,000
Annual cash incentive bonus(3)	255,000	255,000
SERP Plan(4)	-	-
Total	$1,771,514	$1,771,514

Todd A. Heavin
Early vesting of equity awards(1)	$1,334,967	$1,334,967
Severance(2)	385,000	385,000
Annual cash incentive bonus(3)	231,000	231,000
SERP Plan(4)	-	-
Total	$1,950,967	$1,950,967

Chad M. Heminover
Early vesting of equity awards(1)	$1,011,558	$1,011,558
Severance(2)	380,000	380,000
Annual cash incentive bonus(3)	228,000	228,000
SERP Plan(4)	-	-
Total	$1,619,558	$1,619,558

Stephen K. Guillaume
Early vesting of equity awards(1)	$918,112	$918,112
Severance(2)	336,000	336,000
Annual cash incentive bonus(3)	201,600	201,600
SERP Plan(4)	-	-
Total	$1,455,712	$1,455,712

(1)

Upon a named executive’s termination without cause, our Management Severance Plan generally provides for (a) accelerated vesting of all unvested shares of restricted stock and all unvested RSUs held by the named executive and (b) pro rata vesting (based on full calendar months prior to termination) of PSUs held by the named executive, paid at end of the performance period based on actual performance. See “Severance Benefits” above for more information. PSUs are assumed to vest at target in calculating the amount for early vesting of equity awards.

(2)

Pursuant to our Management Severance Plan, upon termination of employment without cause (other than in connection with a change in control of the Company), each named executive would be eligible to receive a severance benefit consisting of a continuation of his base salary, reimbursement for reasonable outplacement services (up to $10,000 per year), and Company-paid COBRA premiums for a period of 18 months for our CEO and 12 months for each other named executive. Upon termination of employment without cause or for good reason in connection with a change in control of the Company, our LTC Plan provides that our named executives will generally be eligible to receive severance equal to a multiple of the executive's annual salary (2X for our CEO and 1X for the other named executives), which severance would be payable in bi-weekly installments. In addition, the Company would be required to pay COBRA premiums for a period of 18 months for our CEO and 12 months for each other named executive.

(3)

Pursuant to our Management Severance Plan, upon termination of employment without cause (other than in connection with a change in control of the Company), each named executive’s severance benefit would include a prorated portion (based on the number of full calendar months that have elapsed in the performance year prior to termination) of the target annual cash incentive bonus otherwise payable for that performance year, assuming the threshold performance level is met. Upon termination of employment without cause or for good reason in connection with a change in control of the Company, our LTC Plan provides that our named executives’ severance benefits will include a multiple of the executive's target annual incentive cash bonus for that performance year (2X for our CEO and 1X for the other named executives), which benefit would be payable in bi-weekly installments with the executive’s salary continuation described in footnote (2) above.

(4)	Amounts reflect accumulated balance, earnings to date on the balance, and Company contributions for the SERP.

As described under “Severance Benefits” above, an executive’s receipt of severance benefits pursuant to our Management Severance Plan is conditioned on the participant executing a release of claims in favor of the Company and complying with certain non-competition, non-solicitation, confidentiality, and other provisions in favor of the Company for the applicable salary continuation period (18 months for our CEO and 12 months for our other named executives).

In addition to the payments and benefits described above, our LTC Plan provides for a prorated payment of the annual cash incentive bonus actually earned for a performance year if a named executive has a “qualifying retirement” during the performance year, and our form equity award agreements generally provide that unvested equity awards are not forfeited in event of a “qualifying retirement.” However, a “qualifying retirement” can only occur after the named executive has reached age 62 (with at least five years of continuous employment with the Company), and none of our named executives had reached age 62 as of December 31, 2020.

Frederick Sohm served as the Company’s CFO until March 17, 2020. In connection with his departure from the Company, Mr. Sohm entered into a separation and release agreement. Mr. Sohm’s severance benefits included a cash payment equal to his annual base salary and annual cash incentive target award, to be paid over a one-year period. He also received a pro rata portion of his target annual incentive cash award for 2020, which was paid in 2021. In addition, all of his outstanding equity awards that had not yet vested became vested in full, including his outstanding PSUs, which will be paid (or forfeited) based on the Company’s achievement of the metrics set forth in those awards. Finally, Mr. Sohm will be eligible to receive a payment of $25,000 if he complies with his non-compete and other restrictive covenants for a period of 24 months following his departure from the Company.

CEO Pay Ratio

The Company's policy is to pay our employees competitively with similar positions in the applicable labor market by providing a combination of competitive base pay, incentives, and other benefits. We benchmark our compensation levels by position and adjust compensation to match the applicable labor market. By doing so, we believe we maintain a high quality and stable workforce.

We are disclosing the following pay ratio, which compares the annual total compensation of our employees (including full-time and part-time employees, but excluding contract employees employed through a third party) other than Mr. Adams (our President and CEO) and the annual total compensation of Mr. Adams.

We identified our median employee using the following methodology, consistent with SEC rules:

We first examined the annual compensation paid to each of our full-time and part-time employees that were employed as of December 31, 2020, a total of 2,200 employees (excluding Mr. Adams), all located within the United States. This group of employees included new employees that joined Shyft as a result of our acquisition of DuraMag on October 1, 2020, but did not include individuals who were formerly employed within our emergency response (ER) business unit that was sold on February 1, 2020. The annual compensation used for this analysis included each element of compensation listed in the Summary Compensation Table above, along with benefits such as health insurance that are available on an equal basis to all employees. We annualized the total compensation for any employee who was not employed for all of 2020. We did not make any other adjustments to any employee’s compensation or exclude any employees for this analysis. We then ranked all of our employees (except for Mr. Adams) in terms of total compensation from highest to lowest and identified the employee that ranked as the median (1,103 on the list of 2,200 employees).

Following this methodology, the components of our pay ratio disclosure for 2020 were reasonably estimated as follows:

●	The median of the annual total compensation of all of our employees other than Mr. Adams was $45,304.

●	The annual total compensation of Mr. Adams was $4,495,767.

●	The ratio of Mr. Adams’ compensation to the compensation of the median employee was 99:1.

Compensation of Directors

Compensation for the Board of Directors is established by the full Board based on input from external compensation experts. Decisions regarding the Company's non-employee director compensation program are informed by market practice data gathered from the same peer group companies utilized for executive compensation benchmarking. The following table provides information concerning the compensation of directors for the Company’s last completed fiscal year.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
James A. Sharman	$104,500	$140,436	$244,936
Thomas R. Clevinger	57,000	100,303	157,303
Richard F. Dauch	60,750	100,303	161,053
Michael Dinkins(3)	15,000	48,181	63,181
Angela K. Freeman	59,500	100,303	159,803
Ronald E. Harbour	57,000	100,303	157,303
Paul A. Mascarenas	54,178	100,303	154,481
Terri A. Pizzuto(4)	N/A	N/A	N/A
Dominic A. Romeo(5)	33,750	100,303	134,053
Andrew M. Rooke(6)	45,750	100,303	146,053
Mark B. Rourke(7)	N/A	N/A	N/A

(1)	Mr. Adams received no additional compensation for his service as a director. All compensation paid to Mr. Adams is reported in the Summary Compensation Table above.

(2)

Amounts shown in this column represent the aggregate grant date fair value of the stock awards granted during 2020. As of December 31, 2020, each director had outstanding the following aggregate number of unvested stock awards:

Name	Outstanding Stock Awards: Number of Shares
James A. Sharman	8,685
Thomas R. Clevinger	6,203
Richard F. Dauch	6,203
Michael Dinkins	1,740
Angela K. Freeman	6,203
Ronald E. Harbour	6,203
Paul A. Mascarenas	6,203
Terri A. Pizzuto	N/A
Dominic A. Romeo	-
Andrew M. Rooke	-
Mark B. Rourke	N/A

(3)	Mr. Dinkins joined the Board on December 1, 2020.

(4)	Ms. Pizzuto joined the Board on January 4, 2021.

(5)	Mr. Romeo resigned from the Board on June 19, 2020.

(6)	Mr. Rooke resigned from the Board on August 10, 2020.

(7)	Mr. Rourke joined the Board on January 4, 2021.

Cash-Based Compensation

In 2020, each non-employee director other than the Chairman of the Board received an annual retainer of $60,000. The Chairman of the Board received an annual retainer of $110,000. Each of the chairs of the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee received an additional annual premium of $10,000 while the chair of the Audit Committee received an additional annual premium of $15,000. As described under "Compensation Discussion and Analysis – Impact of COVID-19 on Executive Compensation" above, the Board of Directors elected to implement a 20% reduction in the cash retainer paid to all members of our Board of Directors as a cost-savings measure in response to the uncertainty created by the pandemic. This reduction was effective for the second quarter of 2020.

Cash fees to our non-employee directors for 2021 are expected to be the same as the cash fees paid in 2020, as reflected in the table above. All cash fees paid to our directors are paid quarterly in arrears.

Equity-Based Compensation

Non-employee directors serving on the Board on the date of the annual meeting (other than any directors retiring from the Board on that date) are awarded restricted stock units (RSUs) with a value of $100,000, except that the value of the RSUs granted to the Chairman of the Board will be $140,000. The number of RSUs to be granted is to be calculated using the stock price on the trading day immediately preceding the grant date. All RSUs vest in full on the one-year anniversary of the grant date. These RSUs are considered to be granted for future service of the directors (i.e., in advance). As a result, non-employee directors who join the Board after the annual meeting receive a prorated grant of RSUs based on the number of weeks served prior to the next annual meeting.

Directors’ Stock Purchase Plan

Directors are also eligible to participate in The Shyft Group, Inc. Directors’ Stock Purchase Plan. This plan provides that non-employee directors may elect to receive at least 25% and up to 100% of their “director’s fees” in the form of the Company's common stock. The term “director’s fees” means the amount of income payable to a non-employee director for their service as a director of the Company, including payments for attendance at meetings of the Board of Directors or meetings of committees of the Board, and any retainer fee paid to such persons as members of the Board. A non-employee director who elects to receive common stock in lieu of some or all of their director’s fees will, on or shortly after each “applicable date,” receive a number of shares of common stock (rounded down to the nearest whole share) determined by dividing (1) the dollar amount of the director’s fees payable to them on the applicable date they have elected to receive in common stock by (2) the market value of common stock on the applicable date. The term “applicable date” means any date on which a director’s fee is payable to the participant. In 2020, a total of 613 shares of our common stock were issued to directors pursuant to this plan.

Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis” above. Based on this review and discussion, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Shyft’s annual report on Form 10-K and in this proxy statement.

Respectfully submitted,

Angela K. Freeman, Chair

Richard Dauch

Ronald E. Harbour

Paul A. Mascarenas

Mark Rourke

Compensation Committee Interlocks and Insider Participation

Angela Freeman (Chair), Richard Dauch, Ronald Harbour, and Paul Mascarenas served as members of the Human Resources and Compensation Committee during 2020. (Mark Rourke, who joined the Board in January 2021, has been appointed to the committee.) None of these individuals were, during 2020, an officer or employee of the Company, formerly an officer of the Company, or had any relationship requiring disclosure under the standards described in “Transactions with Related Persons” below. During 2020, none of Shyft’s executive officers served as a member of a compensation committee (or Board committee performing a similar function) for another entity or as a director of another entity whose executive officer served on the Human Resources and Compensation Committee of the Company's Board of Directors.

Transactions with Related Persons

The Shyft Group Code of Ethics and Compliance, available for viewing at the Company’s website at www.theshyftgroup.com, requires all officers and employees who may have a potential or apparent conflict of interest to immediately notify the Chief Compliance Officer and requires all directors who may have a potential or apparent conflict of interest to immediately notify the remaining members of the Board of Directors. The Company expects its directors, officers and employees to act and make decisions that are in the Company’s best interests and encourages them to avoid situations which present a conflict between the Company’s interests and their own personal interests. The directors, officers, and employees are prohibited from taking any action that makes it difficult to perform their Company work objectively and effectively, or that cloud or interfere with that person’s judgment in the course of their job for the Company.

Additionally, it is the Company’s policy that the Audit Committee of the Board of Directors reviews all material transactions involving the Company and any related person. Generally speaking, a “related person” is any director (or nominee for director) or executive officer of the Company, any beneficial owner of more than 5% of the Company’s common stock, or any immediate family member of any of the foregoing. To assist in identifying related person transactions, each year the Company requires its directors and executive officers to complete questionnaires identifying any transactions with the Company in which the officer or director or their family members have an interest. Additionally, material undertakings by the Company are reviewed by management, with a view, in part, to identify if a related person is involved. Generally speaking, a “material transaction” is any transaction, arrangement, or relationship (or series of similar transactions, arrangements, or relationships) involving more than $120,000 in which the Company participates and a “related person” has a direct or indirect material interest, as determined pursuant to applicable SEC rules. The Audit Committee intends to approve only those related person transactions that are in the best interests of the Company and its shareholders (or not inconsistent with the best interests of the Company or its shareholders).

Material transactions between the Company and another company for which a related person serves as an officer or director are not disclosed if the transaction is one where the rates or charges involved are determined by competitive bid.

Applying the standards discussed above, there have been no material transactions since the beginning of 2020, nor are there any currently proposed material transactions, between the Company and any related person.

Proposal: Advisory Vote to Approve Executive Compensation

Our “Compensation Discussion and Analysis” above describes, among other things, our executive compensation policies and practices. Federal law requires that our shareholders be given an opportunity to express their approval of the compensation of our executives, as disclosed in this proxy statement. The shareholder vote is not binding on our Board of Directors or the Company and may not be construed as overruling any decision made by our Board or the Company or as creating or implying any change in the fiduciary duties owed by our Board. However, our Board of Directors values the views of shareholders and intends to take the outcome of this shareholder advisory vote into consideration when making future executive compensation decisions.

Therefore, at the annual meeting of shareholders, our shareholders will be given an opportunity to vote, on an advisory (non-binding) basis, to approve the compensation of our named executives as disclosed in this proxy statement under “Executive Compensation – Compensation Discussion and Analysis,” the compensation tables, and the narrative discussion following the compensation tables. This vote proposal is commonly known as a “say-on-pay” proposal and gives our shareholders the opportunity to endorse or not endorse our executive pay program. This vote is not intended to address any specific item of our executive compensation, but rather the overall compensation of our named executives and the policies and practices described in this proxy statement. You are encouraged to read the full details of our executive compensation program, including our primary objectives in setting executive pay, under “Executive Compensation” above.

The Company evaluates the compensation of its executives at least once each year to assess whether our compensation policies and programs are achieving their primary objectives and are competitive with other companies in our industry. Based on its most recent evaluation, our Board of Directors believes our executive compensation programs achieve these objectives, including aligning the interests of our management with those of our shareholders, and are therefore worthy of shareholder support. In determining how to vote on this proposal, we believe shareholders should consider the following:

●

Independent Compensation Committee. All members of our Human Resources and Compensation Committee are independent directors. Meetings of this committee include executive sessions in which management is not present.

●

Performance-Based Compensation. Our Human Resources and Compensation Committee intends to set our executive officers’ base salaries at median market rates for comparable companies. Total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives. The Company believes that this structure allows its executives the opportunity to receive overall compensation that is above median market rates, provided that performance objectives are met or exceeded.

●

Restricted Stock Units. A portion of our executives’ compensation is paid in the form of RSUs that vest ratably over a three-year period. We believe these awards align the executives’ interests with longer term shareholder returns and also serve to retain the services of executives.

●

Performance Share Units. A significant percentage (70%) of each named executive’s annual long-term equity incentive award is made in the form of PSUs, which may result in the issuance of Company common stock to the executives following a three-year performance period, based on the achievement of certain performance goals, on a cumulative basis, over that three-year period. We believe PSUs appropriately align the executives’ long-term incentives with the interests of our shareholders.

For these reasons, our Board of Directors recommends that you vote FOR the adoption of the following resolution:

“RESOLVED, that the shareholders of The Shyft Group, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, in the Compensation Discussion and Analysis, compensation tables, and related narrative discussion set forth in the Company’s proxy statement for its 2021 Annual Meeting of Shareholders.”

Audit Committee Report

The Audit Committee of the Company's Board of Directors has reviewed the Company's audited financial statements for the year ended December 31, 2020, and has discussed those financial statements with the Company's management.

The Audit Committee has also discussed with the Company's independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the PCAOB regarding the accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed this independence with the independent registered public accounting firm.

After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements for the year ended December 31, 2020 be included in the Company's annual report on Form 10-K for the year ended December 31, 2020.

Respectfully submitted,

Michael Dinkins, Chair

Thomas R. Clevinger

Richard Dauch

Terri A. Pizzuto

James Sharman

Proposal: Ratification of Appointment of Independent Auditors

The Audit Committee of the Board of Directors is responsible for the appointment, retention, and oversight of the Company's independent registered public accounting firm. The Audit Committee has appointed BDO USA, LLP (BDO) as the Company’s independent registered public accounting firm for its 2021 fiscal year. BDO has served as our independent registered public accounting firm since 2007.

The Audit Committee annually reviews BDO's qualifications, performance, independence, and fees in making its decision whether to engage BDO. In the course of this review, the Audit Committee considers a number of factors, including recent and historical audit performance; the relevant experience, expertise, and capabilities of BDO and our specific audit engagement team in relation to the nature and complexity of our business; a review of BDO's independence; and the appropriateness of the fees charged by BDO for audit and non-audit services provided to the Company. Based on this annual review, the Audit Committee appointed BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Shareholder ratification of this appointment is not required, but the Board is submitting the selection of BDO for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of BDO USA, LLP are expected to participate in the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Your Board of Directors recommends that you vote FOR ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Independent Auditor Fees

All fees paid to BDO USA, LLP for services performed in 2020 and 2019, were approved pursuant to the Audit Committee Pre-Approval Policy described under “Audit Committee” above. A summary of the fees billed by BDO USA, LLP for each of the last two calendar years follows.

	2020	2019
Audit Fees(1)	$1,100,000	$990,912
Audit-Related Fees	-	-
Tax Fees(2)	302,567	173,377
All Other Fees	-	-

(1)

Represents the aggregate fees billed for professional services rendered by the principal accountant for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q, and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	Represents the aggregate fees for professional services rendered by the principal accountant for tax compliance.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who beneficially own more than 10% of the outstanding shares of common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC. Based solely on the Company’s review of such reports filed with the SEC and written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 2020 fiscal year, the Company believes that its directors and executive officers complied with all applicable Section 16(a) filing requirements during 2020, except that the reports on Form 4 for the shares of common stock issued to Mr. Mascarenas on October 7, 2020, and January 13, 2021, in lieu of cash Board fees as a result of his participation in the Directors' Stock Purchase Plan described above were inadvertently filed after the applicable due date. In addition, shares withheld by the Company on March 30, 2020 to satisfy tax withholding obligations incident upon the vesting of shares previously granted to Messrs. Adams, Guillaume, Heminover, and Roney were inadvertently not reported until after the applicable due date.

Shareholder Proposals

Shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2022 and that a shareholder would like to have included in the proxy statement and form of proxy relating to that meeting must be received by the Company for consideration not later than December 10, 2021 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. All other proposals of shareholders that are intended to be presented at the annual meeting in the year 2022 must be received by the Company not later than December 10, 2021 or they will be considered untimely.

Solicitation of Proxies

We will initially solicit proxies by mail. In addition, directors, officers, and employees of the Company and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries that may mail materials to or otherwise communicate with the beneficial owners of shares held by them. The Company will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees, or other nominees for forwarding proxy material to beneficial owners.

Important Notice Regarding Delivery of Shareholder Documents.

We are pleased to take advantage of SEC rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of printing and delivery and reducing the environmental impact of the Annual Meeting. Shareholders may request a paper copy of this proxy statement and the 2020 annual report to shareholders by:

Internet: www.proxyvote.com

Telephone: 1-800-579-1639

E-mail: sendmaterial@proxyvote.com

The Company's annual report to the SEC on Form 10-K, including financial statements and financial statement schedules, will be provided to you without charge upon written request. Please direct your requests to Mr. Roney at the address above. In addition, the Company's annual report to the SEC on Form 10-K is available on the Company's website at www.theshyftgroup.com in the “Investor Relations” section.

BY ORDER OF THE BOARD OF DIRECTORS

Ryan L. Roney

Secretary

Novi, Michigan

April 9, 2021

Appendix A

Non-GAAP Reconciliations

This proxy statement contains adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) and free cash flow, which are non-GAAP financial measures that were used in determining annual incentive compensation for our named executives. Adjusted EBITDA is calculated by excluding items that we believe to be infrequent or not indicative of our underlying operating performance, as well as certain non-cash expenses. For the periods covered by this proxy statement, such items include restructuring and other related charges, acquisition related expenses and adjustments, and non-cash stock-based compensation expenses. Free cash flow is calculated as operating cash flow less capital expenditures.

The following table reconciles Income from continuing operations to Adjusted EBITDA for 2020.

2020
Income from continuing operations	$38,289
Less: Net income attributable to non-controlling interests	(347)
Add:
Interest expense	1,293
Income tax	9,867
Depreciation & Amortization	13,903
EBITDA	63,005
Restructuring and other related charges	1,873
Acquisition related expenses and adjustments	1,332
Non-cash stock-based compensation expense	7,706
Loss from write-off of construction in process	2,430
Adjusted EBITDA as reported in Form 10-K	76,346
Additional discretionary adjustments(1)	784
Adjusted EBITDA for annual cash incentive compensation	$77,130

(1)	See “2020 Annual Cash Incentive Compensation” on page 25 for more information regarding these adjustments.

The following table reconciles the Net increase in cash and cash equivalents to Free cash flow for 2020.

Operating Activities
Net income	$33,166
Depreciation & amortization	14,187
Non-cash stock based compensation expense	7,848
Loss on sale of business	3,852
Loss from write-off of construction in process	2,430
Deferred income taxes	19,790
Other non-cash charges	(517)
Change in working capital	(16,424)
Net cash provided by operating activities	64,332	(A)
Capital expenditures	(14,534)	(B)
Acquisition of business, net of cash acquired	(18,050)
Proceeds from sale of business	47,500
Proceeds from long-term debt	16,000
Payments on long-term debt	(81,000)
Payment of dividends	(3,565)
Purchase and retirement of common stock	(7,503)
Exercise and vesting of stock incentive awards	(1,534)
Net increase in cash and cash equivalents	$1,646
Free cash flow (A+B)	$49,798

A-1

THE SHYFT GROUP INC.
ATTN: RYAN L. RONEY
41280 BRIDGE ST.
NOVI, MI 48375

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SHYF21**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D41609-P49951

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE SHYFT GROUP, INC.

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Daryl M. Adams
02) Thomas R. Clevinger
03) Paul A. Mascarenas

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report/Form 10-K are available at www.proxyvote.com.

D41610-P49951

THE SHYFT GROUP, INC.
Annual Meeting of Shareholders
May 19, 2021 10:00 A.M., EDT
This proxy is solicited by the Board of Directors

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Shareholders of The Shyft Group, Inc. to be held at 10:00 A.M., EDT, live via the internet at www.virtualshareholdermeeting.com/SHYF21, on May 19, 2021 and hereby appoints Daryl M. Adams and Jonathan C. Douyard, and each of them, proxies of the undersigned, each with full power of substitution, to vote all shares of common stock of The Shyft Group, Inc. held of record by the undersigned as of March 22, 2021 at such Annual Meeting, and at any adjournment thereof, for the purposes of acting upon the proposals referred to on the reverse side, and of acting in their discretion upon such other matters as may come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. If this Proxy is properly executed, the shares will be voted as specified. Where a vote is not specified, the proxies will vote the shares presented by this Proxy FOR the election of all nominees listed for directors, FOR the ratification of the independent auditors and FOR the approval of the compensation of our named executive officers. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting. The proxies cannot vote these shares unless you sign and return this card.

Continued and to be signed on reverse side